Exhibit 10.46

Execution Version

EVERCORE MEXICO PARTNERS III, L.P.
An Ontario Limited Partnership

Second Amended and Restated
Limited Partnership Agreement

Dated as of June 4, 2013

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NOTICE
NEITHER EVERCORE MEXICO PARTNERS III, L.P. NOR THE LIMITED PARTNER INTERESTS THEREIN HAVE BEEN OR WILL BE REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED, THE U.S. INVESTMENT PARTNERSHIP ACT OF 1940, AS AMENDED, THE SECURITIES LAWS OF ANY OF THE STATES OF THE UNITED STATES OR THE SECURITIES LAWS OF ANY FOREIGN JURISDICTION.
THE DELIVERY OF THIS LIMITED PARTNERSHIP AGREEMENT SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY OFFER, SOLICITATION OR SALE OF LIMITED PARTNER INTERESTS IN EVERCORE MEXICO PARTNERS III, L.P. IN ANY JURISDICTION IN WHICH SUCH OFFER, SOLICITATION OR SALE IS NOT AUTHORIZED OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER, SOLICITATION OR SALE.
THE LIMITED PARTNER INTERESTS IN EVERCORE MEXICO PARTNERS III, L.P. ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE, MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER APPLICABLE FEDERAL, STATE OR FOREIGN SECURITIES LAWS AND MAY NOT BE SOLD OR OTHERWISE TRANSFERRED EXCEPT IN ACCORDANCE WITH THE REQUIREMENTS AND CONDITIONS SET FORTH IN THIS LIMITED PARTNERSHIP AGREEMENT.

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Table of Contents
(Continued)

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This SECOND AMENDED AND RESTATED LIMITED PARTNERSHIP AGREEMENT of EVERCORE MEXICO PARTNERS III, L.P., a limited partnership organized under the laws of the Province of Ontario, Canada (the “Partnership”), dated as of June 4, 2013 (the “Effective Date”), is entered into by and among Evercore Mexico GP Holdings LLC, a Delaware limited liability company (the “General Partner”), Evercore Mexico Management Limited, a Cayman Islands exempted limited company acting as the investment manager (the “Investment Manager”), the limited partners named in Annex A hereto and such other parties which may from time to time be admitted as limited partners in accordance with this agreement (the “Limited Partners”).
WHEREAS, the Partnership was formed pursuant to a Declaration of Limited Partnership, which was executed by the General Partner and filed for recordation in the office of the Registrar under the Limited Partnerships Act (Ontario) on March 29, 2012 and the entering into a Limited Partnership Agreement dated as of March 29, 2012 between the General Partner and Jason Klurfeld, which agreement was replaced in its entirety with the Amended and Restated Limited Partnership Agreement, dated as of June 4, 2012 (the “First Amended Agreement”); and
WHEREAS, the parties hereto desire to amend and restate the First Amended Agreement and enter into this Second Amended and Restated Limited Partnership Agreement of the Partnership to permit the admission of additional Limited Partners and further to make the modifications hereinafter set forth;
NOW, THEREFORE, the parties hereto agree as follows:
ARTICLE I
Definitions
SECTION 1.1    Definitions.
Unless the context otherwise requires, the following terms shall have the following meanings for purposes of this Agreement:
“Act” means the Limited Partnerships Act (Ontario) as amended from time to time.
“Additional Payment” has the meaning set forth in Section 2.9(b).
“Adjusted Capital Account Balance” means, with respect to any Partner, the balance in such Partner’s Capital Account adjusted (a) by taking into account the adjustments, allocations and distributions described in Treasury Regulations Sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6); and (b) by adding to such balance such Partner’s share of Partnership Minimum Gain and Partner Nonrecourse Debt Minimum Gain, determined pursuant to Treasury Regulations Sections 1.704-2(g) and 1.704 2(i)(5) and any amounts such Partner is obligated to restore pursuant to any provision of this Agreement. The foregoing definition of Adjusted Capital

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Account Balance is intended to comply with the provisions of Treasury Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.
“Affiliate” of any Person means any Person that, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such Person, and the term “Affiliated” shall have a correlative meaning; provided that neither Portfolio Companies (and any Portfolio Company of a Fund Investment managed by the General Partner or any of its Affiliates) nor EPI Limited Partners shall be Affiliates of the Partnership, the Fund, the Investment Manager, the Investment Adviser, GP Holdings or any of their Affiliates. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.
“After-Tax Capital Proceeds” attributable to any distribution of Capital Proceeds means the difference between (a) the amount of such distribution of Capital Proceeds minus (b) the product of (i) the taxable income related to such Capital Proceeds and (ii) the Assumed Income Tax Rate.
“After-Tax Carried Interest Amount” with respect to any Partner means an amount equal to:
(a)    the amount of any Carried Interest Proceeds distributed or deemed distributed to such Partner (including any amounts placed on behalf of such Partner into the Holdback Account pursuant to Section 4.5(a)), minus
(b)    the Income Tax Amount with respect to such Carried Interest Proceeds.
“Agreement” means this Second Amended and Restated Limited Partnership Agreement of the Partnership, including annexes hereto, as it may be amended, supplemented, modified or restated from time to time.
“Alternative Investment Vehicle” has the meaning set forth in the Fund Partnership Agreement.
“Assignee” has the meaning set forth in Section 8.1(b).
“Assumed Income Tax Rate” means the highest effective marginal combined U.S. Federal, state and local income tax rate for a Fiscal Year prescribed for an individual residing in New York, New York (taking into account (a) the deductibility of state and local income taxes for Federal income tax purposes assuming the limitation described in Section 68(a)(2) of the Code applies and (b) the character of the applicable income (e.g., long-term or short-term capital gain or ordinary or exempt)).

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“Business Day” means a day which is not a Saturday, Sunday or a day on which banks in New York City are closed.
“Canadian-Resident Person” means an individual or entity that is resident in Canada for the purposes of the Income Tax Act (Canada) or the Corporations Act (Ontario) and any successor legislation thereto.
“Capital Account” has the meaning set forth in Section 5.2.
“Capital Commitment” means, as of any date, (a) with respect to any Non-Affiliated Limited Partner, the dollar amount specified as such Partner’s capital commitment in such Partner’s Terms Letter, which amount shall be set forth in the books and records of the Partnership, including in the Record of Limited Partners, and (b) with respect to GP Holdings, the amount set forth as such in the Record of Limited Partners.
“Capital Proceeds” has the meaning set forth in Section 4.1(c)(ii).
“Capital Repurchase Percentage” means, with respect to any Non-Affiliated Limited Partner, the relevant percentage set forth in this Agreement or in such Partner’s Terms Letter.
“Capital Sharing Percentage” means, with respect to any Non-Affiliated Limited Partner, the percentage derived by (a) dividing such Partner’s Capital Commitment by the aggregate Capital Commitments of all of the Partners, and (b) multiplying such quotient by 100.
“Carried Interest” has the meaning set forth in the Fund Partnership Agreement.
“Carried Interest Give Back Percentage” means, for any Partner, the percentage determined by dividing (a) the After-Tax Carried Interest Amount with respect to such Partner by (b) the aggregate After-Tax Carried Interest Amounts with respect to all Partners.
“Carried Interest Proceeds” has the meaning set forth in Section 4.1(c)(iii).
“Carrying Value” means, with respect to any asset of the Partnership or any entity treated as a partnership for U.S. Federal income tax purposes in which it invests, the asset’s adjusted basis for U.S. Federal income tax purposes, except that the Carrying Values of all such assets shall be adjusted to equal their respective fair market values (as reasonably determined by the General Partner in a manner consistent with determinations thereof for the Fund) in accordance with the rules set forth in Treasury Regulations Section 1.704 1(b)(2)(iv)(f), except as otherwise provided herein, immediately prior to: (a) the date of the acquisition of any additional Interest by any new or existing Partner in exchange for more than a de minimis capital contribution to the Partnership, (b) the date of the distribution of more than a de minimis amount of Partnership property (other than a pro rata

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distribution) to a Partner or (c) the date of a grant of any additional Interest to any new or existing Partner as consideration for the provision of services to or for the benefit of the Partnership; provided that adjustments pursuant to clauses (a), (b) and (c) above shall be made only if the General Partner in good faith determines that such adjustments are necessary or appropriate to reflect the relative economic interests of the Partners. The Carrying Value of any asset distributed to any Partner shall be adjusted immediately prior to such distribution to equal its fair market value. The Carrying Value of any asset contributed by a Partner to the Partnership will be the fair market value of the asset as of the date of its contribution thereto. In the case of any asset that has a Carrying Value that differs from its adjusted tax basis, Carrying Value shall be adjusted by the amount of depreciation calculated for purposes of the definition of “Profits and Losses” rather than the amount of depreciation determined for U.S. Federal income tax purposes.
“Cause” means the occurrence or existence of any of the following with respect to an EPI Limited Partner:
(a)    breach of (after giving effect to any applicable grace periods) any of such Partner’s or any of his or her Family Related Limited Partners’ material obligations under (i) this Agreement (including such Partner’s or any of his or her Family Related Limited Partners’ obligations pursuant to Sections 5.1(a), 10.3 and 10.11 (without giving effect to any modification thereof pursuant to Section 10.12)), (ii) any Fund Partnership Agreement (including such Partner’s or any of his or her Family Related Limited Partners’ obligations to make capital contributions pursuant to the terms of such Fund Partnership Agreement) or (iii) the stockholders agreement, certificate of incorporation, by-laws, limited liability company agreement, limited partnership agreement or equivalent documents of EPI, the Investment Advisor, the Investment Manager or any of their respective Affiliates;
(b)    the conviction of, or plea of guilty or nolo contendere by, such Partner in respect of any felony;
(c)    the perpetration by such Partner of fraud against the Partnership, the Investment Advisor, the Investment Manager, the Fund, EPI, any Portfolio Company or any of their respective Affiliates;
(d)    the willful and continued failure by such Partner to substantially perform such Partner’s duties with EPI, the Investment Advisor, the Investment Manager, the Partnership or any of their respective Affiliates in such Partner’s position on a full-time basis (other than any such failure resulting from such Partner’s death or Permanent Disability), provided that an act, or a failure to act, on such Partner’s part shall be deemed “willful” only if done, or omitted to be done, by him not in good faith or without a reasonable belief that such Partner’s action or

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omission was in or not opposed to the best interests of EPI, the Investment Advisor, the Investment Manager, the Partnership and the Fund;
(e)    any willful misconduct which could have, or could reasonably be expected to have, an adverse effect in any material respect on (i) such Partner’s ability to function as an employee or consultant of EPI, the Investment Advisor, the Investment Manager or any of their respective Affiliates, taking into account the services required of such Partner or (ii) the business and/or reputation of the Partnership, the Fund, EPI, the Investment Advisor, the Investment Manager or any of their respective Affiliates; or
(f)    any conduct by such Partner constituting “Disabling Conduct” as defined in any Fund Partnership Agreement.
All determinations of Cause shall be made by the General Partner.
“Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time.
“Covered Person” has the meaning set forth in Section 3.2(a).
“Creditable Foreign Tax” means a foreign tax paid or accrued for United States federal income tax purposes by the Partnership, in either case to the extent that such tax is eligible for credit under Section 901(a) of the Code. A foreign tax is a creditable foreign tax for these purposes without regard to whether a partner receiving an allocation of such foreign tax elects to claim a credit for such amount. This definition is intended to be consistent with the definition of “creditable foreign tax” in temporary Treasury Regulations Section 1.704-1T(b)(4)(xi)(b), and shall be interpreted consistently therewith.
“Declaration of Limited Partnership” means the Declaration of Limited Partnership of the Partnership which was executed by the General Partner and filled in the office of the Registrar under the Act on March 29, 2012, and all subsequent amendments thereto and restatements thereof.
“Default Interest Rate” means the lower of (a) the sum of (i) the rate of interest per annum publicly announced from time to time by J.P. Morgan Chase as its prime rate and (ii) 5%, and (b) the highest rate of interest permitted under applicable law.
“Defaulted Amount” has the meaning set forth in Section 4.5(c)(ii).
“Defaulting Partner” has the meaning set forth in Section 5.1(b).
“Effective Date” has the meaning set forth in the preamble to this Agreement.

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“EPI” means Evercore Partners Inc. and its Affiliates and subsidiaries, and any successors of any of the foregoing.
“EPI Limited Partner” means Pedro Aspe and any other individual admitted to the Partnership by the General Partner as an EPI Limited Partner in accordance with the provisions of this Agreement, in each case for so long as such person remains an EPI Limited Partner hereunder. Once an EPI Limited Partner ceases to be employed by or, in the case of an Operating Executive, a consultant to, any of EPI, the Investment Adviser, the Investment Manager or any of their respective Affiliates, such EPI Limited Partner shall automatically cease to be a EPI Limited Partner and shall become a Special Limited Partner.
“Estimated Income Tax Amount” has the meaning set forth in Section 4.5(e).
“Excess Income Tax Amount” has the meaning set forth in Section 4.5(e).
“Fair Market Value” means as to any asset, unless otherwise specified, the fair market value of such asset determined on a basis consistent with the Fund Partnership Agreement and otherwise as reasonably determined by the General Partner.
“Family Related Limited Partner” means, with respect to any EPI Limited Partner, any Partner who is a member of such EPI Limited Partner’s family or any Partner which is a trust, partnership or other entity formed by such EPI Limited Partner for investment by or for the benefit of members of such EPI Limited Partner’s family, such EPI Limited Partner’s other relatives or charitable organizations.
“First Amended Agreement” has the meaning set forth in the recitals to this Agreement.
“Fiscal Year” has the meaning set forth in Section 6.3.
“Fund” means Evercore Mexico Capital Partners III, L.P., an Ontario limited partnership, any Parallel Investment Vehicle (as defined in the Fund Partnership Agreements) and, where the context so requires, any Alternative Investment Vehicle formed pursuant to the Fund Partnership Agreement.
“Fund Investment” means an investment by the Fund.
“Fund Partnership Agreement” means the amended and restated agreement of limited partnership of the Fund, dated as of June 4, 2012, as may be further amended or modified from time to time.
“Funded Private Equity Investments” as of any date of determination means Private Equity Investments the capital contributions for which were made prior to such date.

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“General Partner” means Evercore Mexico GP Holdings LLC, the general partner of the partnership, and any successors in such capacity.
“General Partner Capital Commitment” means the aggregate capital commitment of the Partnership to the Fund, as such amount may increase from time to time.
“Give-Back Amount” has the meaning set forth in Section 4.5(c)(i)(A).
“Give-Back Obligation” means any amount the Partnership is required to return to the Fund pursuant to Section 7.3 of the Fund Partnership Agreement.
“GP Holdings” means Evercore GP Holdings LLC.
“Holdback Account” has the meaning set forth in Section 4.5(a).
“Holdback Partner” has the meaning set forth in Section 4.5(e).
“Income Tax Amount” means, with respect to Carried Interest Proceeds distributed or deemed distributed to a Partner (including amounts credited to such Partner’s sub-accounts in the Holdback Account pursuant to Section 4.5(a)), the amount of income tax assumed to be imposed on allocations of taxable income related to such Carried Interest Proceeds (including taxes that would be borne by a Partner assuming an immediate sale of securities initially received in kind pursuant to Section 7.4(b) of the Fund Partnership Agreement), with such income tax calculated by assuming that (i) the tax rate imposed is the Assumed Income Tax Rate in effect in the Fiscal Year of any such allocation and (ii) capital losses from the disposition of a Private Equity Investment allocated to such Partner relating to Carried Interest Proceeds (“Capital Losses”) shall reduce capital gains from the Disposition of a Private Equity Investment allocated to such Partner relating to Carried Interest Proceeds (“Capital Gains”) only to the extent of the amount of Capital Gains recognized in the Fiscal Year of the recognition of a Capital Loss or a subsequent Fiscal Year (only to the extent that Capital Gain may properly offset such Capital Loss), reduced by the amount of any tax benefit actually realized by such Partner (or, if such Partner is treated as a partnership for federal income tax purposes, its direct or indirect owners) in the year in which the Partnership is required to make a payment of a Give-Back Amount, which tax benefit is attributable solely to the making of such payment (or adjustment) and which benefit shall be determined assuming the only items of income, gain, loss, deduction or credit of such Partner (or, if such Partner is treated as a partnership for federal income tax purposes, its direct or indirect owners) are attributable to such Partner’s investment in the Partnership.
“Initial Closing Date” means the date established by the General Partner for the admission to the Partnership of the initial Limited Partners, which was held on June 4, 2012.

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“Interest” means the entire partnership interest owned by a Partner in the Partnership at any particular time, including the right of such Partner to any and all benefits to which a Partner may be entitled as provided in this Agreement, together with the obligations of such Partner to comply with all the terms and provisions of this Agreement.
“Investment Advisor” means Administradora Evercore, S.C., a Mexican sociedad civil or any other Person that succeeds to the rights and obligations of the Investment Advisor.
“Investment Advisory Agreement” means the Investment Advisory Agreement, dated as of June 4, 2012, between the Partnership, the Investment Advisor and the Investment Manager, as amended or modified from time to time.
“Investment Management Agreement” means the Investment Management Agreement dated as of June 4, 2012 between the Fund, the Partnership and the Investment Manager, as amended or modified from time to time.
“Investment Manager” means Evercore Mexico Management Limited, an exempted limited company organized under the laws of the Cayman Islands or any other Person that succeeds to the rights and obligations of the Investment Manager.
“Issuance Items” has the meaning set forth in Section 5.4(g).
“Limited Partner” means, at any time, any Person who is at such time a limited partner of the Partnership and shown as such on the books and records of the Partnership, in its capacity as a limited partner of the Partnership, including EPI Limited Partners, Family Related Limited Partners, Special Limited Partners and GP Holdings and shall not include any Person who is a Canadian-Resident Person.
“Non-Affiliated Limited Partner” means, at any time, any Person who is at such time a Limited Partner, other than GP Holdings or any Affiliate thereof.
“Nonrecourse Deductions” has the meaning set forth in Treasury Regulations Section 1.704-2(b). The amount of Nonrecourse Deductions of the Partnership for a fiscal year equals the net increase, if any, in the amount of Partnership Minimum Gain of the Partnership during that fiscal year, determined according to the provisions of Treasury Regulations Section 1.704-2(c).
“Operating Executives” means any person admitted to the Partnership as such in accordance with the provisions of this Agreement.
“Operating Reserve” means such amount as is determined by the General Partner in good faith to be necessary or prudent for the Partnership to maintain in cash or Temporary Investments in order to satisfy the Partnership’s accrued

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expenses and otherwise to meet the operational needs of the Partnership’s business.
“Parallel Investment Vehicle” means any investment vehicle organized to make all or any category of investments in Portfolio Companies in parallel with the Partnership, as described in Section 5.4 of the Fund Partnership Agreement.
“Participation Agreement” means the Participation Agreement among the EPI Limited Partners and their Family Related Limited Partners relating to the allocation of certain distributions from the Partnership and certain of its Affiliates into common pools, as amended from time to time.
“Partner” means each of the persons listed as a Partner in Annex A hereto and any person admitted to the Partnership as an additional or substituted partner of the Partnership in accordance with the provisions of this Agreement and the Act.
“Partner Nonrecourse Debt Minimum Gain” means an amount with respect to each partner nonrecourse debt (as defined in Treasury Regulations Section 1.704-2(b)(4)) equal to the Partnership Minimum Gain that would result if such partner nonrecourse debt were treated as a nonrecourse liability (as defined in Treasury Regulations Section 1.752-1(a)(2)) determined in accordance with Treasury Regulations Section 1.704-2(i)(3).
“Partner Nonrecourse Deductions” has the meaning ascribed to the term “partner nonrecourse deductions” set forth in Treasury Regulations Section 1.704-2(i)(2).
“Partnership” means Evercore Mexico Partners III, L.P., an Ontario limited partnership, as such partnership may from time to time be reconstituted.
“Partnership Minimum Gain” has the meaning ascribed to the term as set forth in Treasury Regulations Section 1.704-2(b)(2) and 1.704-2(d).
“Permanent Disability” with respect to any person means a reasonable determination by the General Partner that such person has been unable to perform the important duties of his or her employment or, in the case of an Operating Executive, consultancy with EPI, the Investment Advisor, the Investment Manager or any of their respective Affiliates on a full-time basis for a period of 180 consecutive days and is reasonably likely to continue to be unable to do so, because of (a) an accidental bodily loss or harm or (b) an illness or disease. For this purpose, “full-time” shall mean at least 30 hours per week. All determinations of Permanent Disability shall be made by the General Partner.
“Person” means any individual, partnership, corporation, trust or other entity.

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“Portfolio Company” has the meaning set forth in the Fund Partnership Agreement.
“Prime Rate” has the meaning set forth in the Fund Partnership Agreement.
“Private Equity Investment” has the meaning set forth in the Fund Partnership Agreement.
“Proceeding” has the meaning set forth in the Fund Partnership Agreement.
“Process Agent” has the meaning set forth in Section 2.1(b).
“Profits” and “Losses” means, for each Fiscal Year or other period, the taxable income or loss of the Partnership, or particular items thereof, determined in accordance with the accounting method used by the Partnership for federal income tax purposes with the following adjustments: (a) all items of income, gain, loss or deduction allocated pursuant to Section 5.4 shall not be taken into account in computing such taxable income or loss; (b) any income of the Partnership that is exempt from federal income taxation and not otherwise taken into account in computing Profits and Losses shall be added to such taxable income or loss; (c) if the Carrying Value of any asset differs from its adjusted tax basis for federal income tax purposes, any gain or loss resulting from a disposition of such asset shall be calculated with reference to such Carrying Value; (d) upon an adjustment to the Carrying Value (other than an adjustment in respect of depreciation) of any asset, pursuant to the definition of Carrying Value, the amount of the adjustment shall be included as gain or loss in computing such taxable income or loss; (e) if the Carrying Value of any asset differs from its adjusted tax basis for federal income tax purposes, the amount of depreciation, amortization or cost recovery deductions with respect to such asset for purposes of determining Profits and Losses, if any, shall be an amount which bears the same ratio to such Carrying Value as the federal income tax depreciation, amortization or other cost recovery deductions bears to such adjusted tax basis (provided that if the federal income tax depreciation, amortization or other cost recovery deduction is zero, the General Partner may use any reasonable method for purposes of determining depreciation, amortization or other cost recovery deductions in calculating Profits and Losses); and (f) except for items in (a) above, any expenditures of the Partnership not deductible in computing taxable income or loss, not properly capitalizable and not otherwise taken into account in computing Profits and Losses pursuant to this definition shall be treated as deductible items.
“Profit Sharing Percentage” of a Partner means the percentage interest of such Partner in Carried Interest Proceeds to be distributed to the Partners from the Carried Interest earned by the Partnership from the Fund. The Profit Sharing Percentage of a Non-Affiliated Limited Partner as of the Effective Date shall be

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as set forth in such Partner’s Terms Letter and the Profit Sharing Percentage of GP Holdings as of the Effective Date shall be as set forth in Section 2.2.
“Profit Sharing Reduction Percentage” means, with respect to any Non-Affiliated Limited Partner, the relevant percentage set forth in this Agreement or in such Partner’s Terms Letter.
“Recalculated Income Tax Amount” has the meaning set forth in Section 4.5(e).
“Record of Limited Partners” means the current record of the Limited Partners maintained by the General Partner and kept at the Partnership’s office in Ontario, stating for each Limited Partner, its name, address, amount of Capital Commitment and any other information required by the Act.
“Registrar” means a public servant of the Ontario Ministry of Public Services.
“Repurchase/Reduction Notice” has the meaning set forth in Section 4.4(c).
“Repurchase Price” means, with respect to the Interest of any Non-Affiliated Limited Partner at any time, an amount determined by the General Partner equal to the fair market value of such Interest at such time, as determined by the General Partner in its reasonable discretion, which amount will be based on the fair market value of the Partner’s attributable share of the direct or indirect interest of the Partnership in the Fund, as carried on the books of the Partnership at such time, without any credit for the Partnership’s interest in the Carried Interest; provided that, in the case of repurchase of the Interest of any Limited Partner that becomes a Special Limited in circumstances involving Cause, the Repurchase Price shall be the lesser of such amount and the unreturned Capital Contributions attributable to such Interest (without interest).
“Securities” means shares of capital stock, partnership interests, limited liability company interests, net profits, royalties, warrants, options, bonds, notes, debentures, loans, liens, loan participations and other equity or debt (or equity-like) instruments or contractual arrangements of whatever kind of any Person, whether readily marketable or not.
“Securities Act” has the meaning set forth in Section 10.9(c)(vii).
“Special Limited Partner” means any EPI Limited Partner who has ceased to be employed or, in the case of an Operating Executive, retained as a consultant by any of EPI, the Investment Advisor, the Investment Manager or any of their Respective Affiliates.
“Tax Advances” has the meaning set forth in Section 5.6.

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“Tax Matters Partner” has the meaning set forth in Section 6.4.
“Team Member” means each Limited Partner that is designated by the General Partner in good faith as a Team Member and shown as such on the books and records of the Partnership. The Partners understand that the General Partner currently expects that only Limited Partners that have Profit Sharing Percentages in excess of 0% will be designated as Team Members.
“Temporary Investments” means (a) United States government and agency obligations maturing within three years, (b) commercial paper rated not lower than A 1 by Standard & Poor’s Corporation or P 1 by Moody’s Investor Services, Inc. with maturities of not more than nine (9) months, (c) interest bearing deposits in banks having one of the ratings referred to above, maturing within one year, (d) municipal bonds and other tax-exempt securities rated not lower than AA by Standard & Poor’s Corporation or Aa by Moody’s Investor Services, Inc. with maturities of not more than one year and (e) money market mutual funds the assets of which are reasonably believed by the General Partner to consist primarily of items described in one or more of the foregoing clauses (a), (b), (c) or (d), or (f) any other investments as the General Partner may determine.
“Temporary Investment Proceeds” has the meaning set forth in Section 4.1(c)(i).
“Termination Date” has the meaning set forth in Section 4.4(a).
“Terms Letter” means, with respect to any Non-Affiliated Limited Partner, the letter agreement between the Partnership and such Partner setting forth, among other matters, (a) such Partner’s Profit Sharing Percentage, (b) such Partner’s Profit Sharing Reduction Percentage, (c) such Partner’s Capital Commitment and (d) such Partner’s Capital Repurchase Percentage.
“Transfer” means any assignment, sale, exchange, transfer, pledge, encumbrance, hypothecation or other disposition of all or any part of an Interest.
“Treasury Regulations” means the regulations of the U.S. Treasury Department issued pursuant to the Code.
“Unpaid Capital Commitment” means, with respect to any Partner as of any date, an amount equal to (a) the Capital Commitment of such Partner as of such date, minus (b) the aggregate amount of capital contributions made by such Partner to the Partnership on or prior to such date pursuant to Section 5.1(a)(i) or (ii), plus (c) any amounts of Capital Proceeds distributed to the Partner, to the extent that when such amounts were received by the Partnership, it increased the Partnership’s “Unfunded Capital Commitment” (as defined in the Fund Partnership Agreement), plus (d) the aggregate amount of any distributions to such Partner in connection with the admission of a Limited Partner on the Effective Date representing a return of capital under Section 2.9(b) and plus or minus, as the case may be, (e) any adjustments to such Partner’s

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Unpaid Capital Commitment on or prior to such date pursuant to this Agreement; provided that a Partner whose Unpaid Capital Commitment was reduced to zero other than pursuant to the foregoing clause (b) shall not have its Unpaid Capital Commitment subsequently increased by clauses (c) or (d).
SECTION 1.2    Terms Generally.
The definitions in Section 1.1 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The term “person” includes individuals, partnerships, limited liability companies, joint ventures, corporations, trusts, governments (or agencies or political subdivisions thereof) and other associations and entities. Unless the context requires otherwise, the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. When a reference is made in this Agreement to the preamble or a Section, Article or Annex such reference shall be to the preamble or to a Section, Article or Annex of this Agreement unless otherwise indicated. All Annexes hereto are hereby incorporated in and made a part of this Agreement as if set forth herein. If any questions should arise with respect to the operation of the Partnership that are not specifically provided for in this Agreement, or with respect to the interpretation of this Agreement, the General Partner is hereby authorized to make a final determination with respect to any such question and to interpret this Agreement in good faith, and its determination and interpretation so made shall be final and binding on all parties.
ARTICLE II
General Provisions
SECTION 2.1    Formation.
(a)    This Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario, and the federal laws of Canada applicable therein. In particular, the Partnership is formed pursuant to the Act, and the rights and liabilities of the Partners and the restrictions, limitations and prohibitions applicable to the Partners, shall be as provided therein, except as herein otherwise expressly provided. If, nevertheless, it shall be determined by a court of competent jurisdiction that any provision or wording of this Agreement shall be invalid or unenforceable under such Act or other applicable law, such invalidity or unenforceability shall not invalidate the entire Agreement. In that case, this Agreement shall be construed so as to limit any term or provision so as to make it enforceable or valid within the requirements of the Act or other applicable law, and, in the event such term or provision cannot be so limited, this Agreement shall be construed to omit such invalid or unenforceable provisions.
(b)    Each party hereto irrevocably submits to the exclusive jurisdiction of the courts of competent jurisdiction in the Province of Ontario in respect of any action or proceeding relating in any way to this Agreement. The parties shall not raise any objection to the venue of any proceedings in any such court, including the objection that the proceedings have been

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brought in an inconvenient forum. The General Partner irrevocably appoints Osler, Hoskin & Harcourt LLP (the “Process Agent”), with an office on the date of this Agreement at Box 50, 1 First Canadian Place, Toronto, Ontario, Canada M5X 1B8, as its agent to receive on behalf of it service of copies of the statement of claim and any other process which may be served in any such action or proceeding. Such service may be made by delivering a copy of such process to the General Partner in care of the Process Agent at the Process Agent’s most recent address in Toronto as set out herein, and the General Partner irrevocably authorizes and directs the Process Agent to accept such service on its behalf. A final judgment in any such action or proceeding may be enforced in other jurisdictions by suit on the judgment or in any other manner specified by law and shall not be re-litigated on the merits.
SECTION 2.2    Partners.
Annex A attached hereto contains the name of each Partner as of the Effective Date. The General Partner is authorized to revise Annex A from time to time to reflect the admission or withdrawal of a Partner in accordance with the terms of this Agreement and the Act and other modifications to or changes in the information set forth therein. As of the Effective Date, GP Holdings’s Profit Sharing Percentage shall be equal to 50% of the aggregate Profit Sharing Percentage.
SECTION 2.3    Name.
The Partnership shall conduct its activities under the name of “Evercore Mexico Partners III, L.P.” The Partnership’s business may be conducted under any other name or names as the General Partner may determine, in accordance with the Act. The General Partner shall give prompt notice of any such name change to each Limited Partner.
SECTION 2.4    Liability of the Partners Generally.
(a)    Except as provided in this Agreement and to the extent permitted by the Act, the General Partner shall have the liabilities of a general partner as provided in the Act.
(b)    Except as expressly provided in this Agreement and the Act, no Limited Partner (or former Limited Partner) shall be obligated to make any contribution of capital to the Partnership or have any liability for the debts and obligations of the Partnership.
SECTION 2.5    Term.
The term of the Partnership commenced upon the filing of the Declaration of Limited Partnership in the office of the Registrar. The existence of the Partnership shall continue unless and until the Partnership is dissolved, wound up and terminated in accordance with Article VII. No Partner shall have the right, and each Partner hereby agrees not to, withdraw from the Partnership, nor to dissolve, terminate or liquidate, or to petition a court for the dissolution, termination or liquidation of the Partnership, in each case except as expressly provided in this Agreement or the Act; and, except with the consent of the General Partner in its sole and absolute discretion, no Partner at any time shall have the right to petition or to take any action to subject Partnership assets or any part thereof to the authority of any court or other

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governmental body in connection with any bankruptcy, insolvency, receivership or similar proceeding, except as permitted in the Act.
SECTION 2.6    Purpose; Powers.
(a)    The purpose of the Partnership shall be, directly or indirectly through subsidiaries or Affiliates, (i) to serve as a general partner of the Fund and as a general partner or in a similar capacity for other investment partnerships formed pursuant to the Fund Partnership Agreement, perform the functions required of a general partner of the Fund and as a general partner or in a similar capacity for such other investment partnerships and make capital contributions thereto, (ii) to provide investment management services to other investment vehicles and accounts formed pursuant to the Fund Partnership Agreement, (iii) to engage in any other lawful business under the Act and applicable law that the General Partner determines the Partnership shall engage in and (iv) to do all things necessary or incidental thereto.
(b)    In furtherance of its purposes, the Partnership shall have all powers necessary, suitable or convenient for the accomplishment of its purposes, alone or with others, including the following:
(i)    to render investment and asset management services to the Fund and other persons;
(ii)    to hold, receive, mortgage, pledge, transfer, exchange, otherwise dispose of, grant options with respect to and otherwise deal in and exercise all rights, powers, privileges and other incidents of ownership or possession with respect to all Securities and other property;
(iii)    to invest and reinvest cash assets of the Partnership in any investments, including the Fund and Temporary Investments;
(iv)    to have and maintain one or more offices outside Canada, or to the extent necessary to comply with the requirements of the Act, within the Province of Ontario and, in connection therewith, to rent or acquire office space, engage personnel and do such other acts and things as may be advisable or necessary in connection with the maintenance of such office or offices;
(v)    to open, maintain and close bank accounts and draw checks and other orders for the payment of moneys and to open, maintain and close accounts with brokers, custodians and others;
(vi)    to engage accountants, auditors, custodians, consultants, attorneys and any and all other agents and assistants, both professional and nonprofessional, including Partners and their Affiliates, and to compensate them as may be necessary or advisable; provided that the Partnership shall not have any paid employees;
(vii)    to form or cause to be formed and to own the stock of one or more corporations, whether foreign or domestic, and to form or cause to be formed and to participate in partnerships and joint ventures, whether foreign or domestic;

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(viii)    to enter into, make and perform all contracts, agreements and other undertakings as may be deemed necessary or advisable or incident to carrying out its purposes;
(ix)    to sue, prosecute, settle or compromise all claims against third parties, to compromise, settle or accept judgment of claims against the Partnership, and to execute all documents and make all representations, admissions and waivers in connection therewith;
(x)    to borrow money from any person or to guarantee loans or other extensions of credit for any purpose;
(xi)    to make loans and extend other forms of credit;
(xii)    to distribute, subject to the terms of this Agreement and the Act, at any time and from time to time to Partners cash or investments or other property of the Partnership, or any combination thereof;
(xiii)    to take such other actions necessary or incidental thereto as may be permitted under applicable law; and
(xiv)    to enter into and perform any agency cross transaction in which EPI or any other Affiliate of the General Partner acts as broker for both the Partnership and a party on the other side of the transaction and any agency transaction in which the Partnership is a principal and in which any Affiliate of the General Partner acts as broker for the party on the other side of the transaction.
To the extent possible, the activities contemplated by this Section 2.6 shall be conducted outside of Canada.
SECTION 2.7    Principal Place of Business.
The Partnership shall maintain its principal place of business at, and its business shall be conducted from, c/o Evercore Partners Inc., 55 East 52nd Street, 43rd Floor, New York, NY 10055, USA, or such other place as the General Partner shall determine. The activities of the Partnership will generally be carried out from the principal business office of the General Partner and any other places as determined by the General Partner, subject to Section 3.1(e). The activities of the Partnership shall generally be carried out from the principal business office of the General Partner. The General Partner will promptly give written notice of any change of such address to the Limited Partners.
SECTION 2.8    Office.
The Partnership shall maintain an office in the Province of Ontario, Canada, and the name and address of such office in the Province of Ontario, Canada is, Osler, Hoskin & Harcourt LLP, 100 King Street West, Suite 6100, Toronto, Ontario, Canada M5X 1B8, or such other office location in Ontario as the General Partner shall determine.
SECTION 2.9    Admission of Limited Partners

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(a)    On the Initial Closing Date, GP Holdings and Pedro Aspe were admitted to the Partnership as Limited Partners, with an initial Capital Commitment of $2 million and $1 million, respectively. As of the Effective Date, GP Holdings shall cease to be a Limited Partner in accordance with Section 2.9(b), the Capital Commitment of the General Partner shall be $1 million and the Capital Commitments of the remaining Partners shall be as set forth on the books and records of the Partnership (as reflected in the Terms Letters with respect to the EPI Limited Partners).
(b)    On the date hereof, each Person whose subscription for an Interest has been accepted by the General Partner shall, upon execution and delivery of the Terms Letters and this Agreement, become a Limited Partner and shall be shown as such on the books and records of the Partnership. Each Limited Partner admitted to the Partnership as of the Effective Date shall participate in Fund investments made, and expenses incurred, prior to the Effective Date. Therefore, each Limited Partner admitted to the Partnership as of the Effective Date shall be required at the time of such admission to contribute to the Partnership the amount such Limited Partner would have been required to contribute to the Partnership had such Limited Partner been admitted to the Partnership on the Initial Closing Date, plus an interest charge thereon at the Prime Rate plus 2% per annum from the date on which such Limited Partners would have been required to contribute such amounts (such amount, the “Additional Payment”). The amounts contributed pursuant to the foregoing sentence other than the Additional Payment will be refunded or credited to previously-admitted Limited Partners pro rata in proportion to their Capital Contributions made prior to the Effective Date, representing a return of Capital Contributions, which amounts will be restored to their Unpaid Capital Commitments (subject to Section 2.9(a), as reasonably determined by the General Partner). For the avoidance of doubt, the amount contributed representing an Additional Payment (i) shall not be deemed a Capital Contribution hereunder, (ii) shall not reduce a Limited Partner’s Unpaid Capital Commitment or increase its Capital Account, (iii) shall not represent a return of Capital Contributions to an existing Limited Partner and (iv) shall be treated for purposes of this Agreement as though paid directly to existing Limited Partners by the incoming Limited Partners making such payment. The General Partner shall reduce the Capital Commitment of GP Holdings by an amount not to exceed the amount of the Capital Commitments of the Limited Partners admitted to the Partnership following the Initial Closing Date. In the event that the Capital Commitment of GP Holdings is reduced to zero (as expected), GP Holdings shall cease to be a Limited Partner. In connection with such reduction in Capital Commitment, GP Holdings shall receive a refund equal to the Capital Contributions previously made by GP Holdings with respect to the portion of its Capital Commitment that is subject of the reduction, together with an Additional Payment thereon. The General Partner shall have full authority, without the consent of any other Partner, to amend, interpret or apply this Agreement, and make any adjustment to a Partner’s Capital Commitment, Capital Contribution, Unpaid Capital Commitment and Capital Account, as may be necessary or appropriate in the good faith judgment of the General Partner to further the intent of this Section 2.9(b). For the avoidance of doubt, the reduction in the Capital Commitment of GP Holdings pursuant to this Section 2.9 shall not affect GP Holding’s entitlements with respect to Carried Interest.
(c)    The General Partner may in its discretion allow other Persons to be admitted as additional Limited Partners or allow any Partner to increase its Capital Commitment.

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ARTICLE III
Management and Operation of the Partnership
SECTION 3.1    General Partner.
(a)    The management, control and operation of the Partnership shall be vested exclusively in the General Partner. The General Partner shall have the sole power and authority on behalf of and in the name of the Partnership to carry out any and all of the objects and purposes and exercise any and all of the powers of the Partnership contemplated by Section 2.6 and to perform all acts which it may deem necessary or advisable in connection therewith. The General Partner shall not take any action that would subject any Limited Partner to liability for the debts and obligations of the Partnership. The Limited Partners shall have no part in the management, control or operation of the Partnership and shall have no authority or right to act on behalf of the Partnership in connection with any matter. No Limited Partner shall (i) execute any document that binds, or purports to bind, the Partnership or a Partner other than itself; or (ii) hold itself out as having the power or authority to bind the Partnership or a Partner other than itself. Except as otherwise provided herein or as required under the Act, the Limited Partners shall not have voting rights with respect to any Partnership matters.
(b)    The Partners agree that all actions made or taken by the General Partner on behalf of the Partnership shall bind the Partnership, the Limited Partners and their respective successors, assigns and personal representatives. Persons dealing with the Partnership are entitled to rely conclusively upon the power and authority of the General Partner as herein set forth.
(c)    (i)    The General Partner may delegate to any Person or Persons all or any of the powers, rights, privileges, duties and discretion vested in it in this Article III and such delegation may be made upon such terms and conditions as the General Partner shall determine; provided that no such delegation shall modify the obligations or liabilities of the General Partner as general partner of the Partnership under the Act and under this Agreement, or shall cause the Partnership to be deemed to be engaged in a trade or business in any jurisdiction for local income tax purposes; and provided further that no such delegation shall cause the Partnership to be deemed to be engaged in a trade or business in Canada for Canadian income tax purposes nor shall any delegation be made to a Canadian-Resident Person.
(ii)    Without limiting the generality of the foregoing, the Investment Manager is hereby appointed as manager of the Partnership, with the responsibility of performing or arranging for the performance of financial, portfolio management, accounting and administrative services as required. In providing, or arranging for the provision of, such services, the Investment Manager shall take whatever actions it determines to be necessary or advisable, and shall conduct relations with accountants, attorneys, insurers and other Persons providing services to the Partnership. The Investment Manager shall have the right to carry out all of the functions of the General Partner hereunder, including without limitation

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the authority to enter into, execute and deliver any and all documents on behalf of the Partnership in lieu of the General Partner and to open, maintain and close bank, brokerage and custodian accounts and draw checks or other orders for the payment of moneys. The Investment Manager is expressly authorized to enter into and to execute the following documents on behalf of the General Partner (including in its capacity as general partner of the Partnership): the Fund Partnership Agreement; the Investment Management Agreement; the Investment Advisory Agreement; the Subscription Agreements relating to the purchase of interests in the Fund; any side letters or other agreements to induce any Person to purchase interests in the Fund; and the indemnity letter (if any) entered into for the purposes of indemnifying Maples Secretaries (Cayman) Limited; any amendments to such agreements and all agreements contemplated thereby and related thereto; and any documents necessary in connection with the formation of a direct or indirect subsidiary of the Fund, all without any further act, approval or vote of any Partner or other Person, but such authorization shall not be deemed a restriction on the power of the General Partner to enter into other agreements on behalf of the Fund (subject to any other restrictions expressly set forth in this Agreement). By its execution and delivery of a counterpart of this agreement or other instrument, the Investment Manager accepts its appointment as investment manager on the terms of this Agreement and agrees to render, or arrange for the rendering of, the services contemplated hereby. For the avoidance of doubt, the Investment Manager shall not be required to make any capital contribution to the Partnership and shall not be treated as a partner of the Partnership.
(d)    To the fullest extent permitted by applicable law, the General Partner (or any other Affiliate of the General Partner) is hereby authorized to (i) purchase property from, sell property to, lend money or otherwise deal with any Affiliates, any Limited Partner, the Partnership, any of its portfolio companies or any Affiliates of any of the foregoing Persons, (ii) obtain services from any Partner or any Affiliate of any Partner and (iii) otherwise cause or permit the Partnership, its portfolio companies and Affiliates to enter into any such transaction.
(e)    The General Partner agrees to use commercially reasonable best efforts to ensure that the Partnership is not engaged, or deemed engaged, in a trade or business in Canada for Canadian income tax purposes and is not otherwise subject to taxation on a net income basis in Canada.
SECTION 3.2    Exculpation and Indemnification.
(a)    Notwithstanding any other terms of this Agreement, whether express or implied, or any obligation or duty at law or in equity, no Partner nor any of its officers, directors, shareholders, members, partners, employees, representatives or agents nor any officer, employee, representative, investment manager or agent of the Partnership or its Affiliates (individually, a “Covered Person” and collectively, the “Covered Persons”) shall be liable to the Partnership or any other Partner for (i) any act or omission taken or suffered by such Covered Person in

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connection with the Partnership or otherwise in connection with this Agreement, any related document or the matters contemplated hereby or thereby, unless such act or omission resulted from fraud, bad faith, willful misconduct, gross negligence, a violation of applicable securities laws or a willful material uncured breach of this Agreement, the Investment Advisory Agreement, the Investment Management Agreement, the Fund Partnership Agreement or any related document by such Covered Person, or (ii) any mistake, negligence, dishonesty or bad faith of any broker or other agent of the Partnership unless such Covered Person was responsible for the selection or monitoring of such broker or agent and acted in such capacity with gross negligence, and except that nothing herein shall constitute a waiver or limitation of any rights which a Partner or the General Partner, on behalf of the Partnership, may have under applicable securities laws or of any rights under other laws which as a matter of law may not be waived.
(b)    To the fullest extent permitted by law, the Partnership shall indemnify and save harmless (but only to the extent of its assets) each Covered Person from and against any and all claims, liabilities, damages, losses, costs and expenses (including amounts paid in satisfaction of judgments, in compromises and settlements, as fines and penalties and legal or other costs and reasonable expenses of investigating or defending against any claim or alleged claim) of any nature whatsoever, known or unknown, liquidated or unliquidated, arising from any and all claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative, in which the Covered Person may be involved, or threatened to be involved, as a party or otherwise, which relates to or arises out of or in connection with the Partnership, its property, its business or affairs, including acting as a director or the equivalent of a company any securities of which are or were a Private Equity Investment; provided that a Covered Person shall be entitled to indemnification hereunder only to the extent that such Covered Person’s conduct did not constitute fraud, bad faith, willful misconduct, gross negligence or a willful material uncured breach of this Agreement, the Investment Advisory Agreement, the Investment Management Agreement, the Fund Partnership Agreement or any related document by such Covered Person, and nothing herein shall constitute a waiver or limitation of any rights which a Partner or the General Partner, on behalf of the Partnership, may have under applicable securities laws or of rights under other laws which as a matter of law may not be waived. To the fullest extent permitted by law, expenses (including legal fees) incurred by a Covered Person in defense or settlement of any claim, demand, action, suit or proceeding may, with the approval of the General Partner, from time to time, be advanced by the Partnership prior to the final disposition of such claim, demand, action, suit or proceeding upon receipt by the Partnership of a written undertaking by or on behalf of the Covered Person to repay such amount to the extent that it shall be determined that the Covered Person is not entitled to be indemnified as authorized hereunder. Prior to any claim for indemnification hereunder, the Partnership or the Covered Person shall first seek recovery under any other indemnity or insurance policy by which such Person is indemnified or covered (other than under the terms of the constitutive documents of the Investment Manager, the Investment Advisor and their Affiliates) to the extent such other indemnity or insurance policy would cover the relevant liability on a timely basis.
(c)    The right of any Covered Person to the indemnification provided herein shall be cumulative of, and in addition to, any and all rights to which such Covered Person may otherwise be entitled by contract or as a matter of law or equity and shall extend to such Covered Person’s successors, assigns and legal representatives.

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(d)    To the extent that, at law or in equity, a Partner has duties (including fiduciary duties) and liabilities relating thereto to the Partnership or to another Partner, such Partner acting under this Agreement shall not be liable to the Partnership or to any such other Partner for his or her good faith reliance on the provisions of this Agreement. The provisions of this Agreement, to the extent that they expand or restrict the duties and liabilities of a Partner otherwise existing at law or in equity, are agreed by the Partners to modify to that extent such other duties and liabilities of such Partner.
(e)    Whenever in this Agreement a person is permitted or required to make a decision (i) in his or her “sole discretion,” “sole and absolute discretion” or “discretion” or under a grant of similar authority or latitude, the person shall be entitled to consider any interests and factors as it desires, including its own interests, or (ii) in its “good faith” or under another express standard, the person shall act under such express standard and shall not be subject to any other or different standards imposed by this Agreement or any other agreement contemplated herein or by relevant provisions of law or in equity or otherwise.
SECTION 3.3    Officers.
Subject to the direction of the General Partner, the day-to-day administration of the business of the Partnership may be carried out by employees and agents of the General Partner who may be designated as officers, with titles including but not limited to “founder,” “chairman,” “vice-chairman,” “principal,” “president,” “vice president,” “treasurer,” “assistant treasurer,” “secretary,” “assistant secretary,” “general manager,” “senior managing director,” “managing director,” “director,” “chief operating officer,” “and “chief financial officer,” as and to the extent authorized by the General Partner. The officers of the Partnership shall have such titles and powers and perform such duties as shall be determined from time to time by the General Partner and otherwise as shall customarily pertain to such offices. Any number of offices may be held by the same person. Where such employees or agents administer the business of the Partnership, such administration shall be conducted outside of Canada to the extent possible.
ARTICLE IV
Distributions
SECTION 4.1    Distributions — General Principles and Definitions.
(a)    Except as otherwise expressly provided in this Article IV or in Article VII of this Agreement or as permitted under the Act, no Partner shall have the right to withdraw capital from the Partnership or to receive any distribution or return of any capital contribution. Notwithstanding any provision to the contrary contained in this Agreement, the Partnership shall not be required to make a distribution to a Partner on account of such Partner’s interest in the Partnership if such distribution would violate the Act or any other applicable law.
(b)    Distributions pursuant to this Article IV may be made in cash or in Securities, provided that distributions of Carried Interest Proceeds and Capital Proceeds shall be

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made to the extent practicable in the same form and proportions as such Carried Interest Proceeds and Capital Proceeds are received by the Partnership from the Fund. Distributions of Securities shall be made in the same manner as if cash in an amount equal to the Fair Market Value of such Securities were to be distributed. Distributions consisting of both cash and Securities shall be made, to the extent practicable, in the same proportions of cash and Securities to each Partner receiving such distributions. To the extent practicable, distributions consisting of or including Securities shall be made in a manner such that each Partner entitled to receive such a distribution shall receive Securities with the same rights attendant thereto (including registration, voting and anti-dilution rights) as the other Partners receiving such Securities in any concurrent distribution.
(c)    Certain Definitions.
(i)    “Temporary Investment Proceeds” means income from sources other than the Fund or Private Equity Investments, net of Partnership expenses and reserves for Partnership expenses allocable thereto.
(ii)    “Capital Proceeds” with respect to the Partnership or any other person means the distributions and proceeds to the Partnership or such other person from the Fund other than Carried Interest Proceeds, including distributions and proceeds representing the return (whether of current income or disposition proceeds) in respect of having made capital contributions for such Private Equity Investments, net of Partnership expenses and reserves for Partnership expenses allocable thereto.
(iii)    “Carried Interest Proceeds” with respect to the Partnership or any other person means the distributions and proceeds to the Partnership or such other person of Carried Interest (including any amounts placed on behalf of such other person into the Holdback Account pursuant to Section 4.5(a) hereof).
(d)    Subject to Section 4.5 and to the maintenance of the Operating Reserve, distributions to the Partners of Capital Proceeds and Carried Interest Proceeds shall be made as soon as practicable after the date such Capital Proceeds and Carried Interest Proceeds are received by the Partnership. Subject to the maintenance of the Operating Reserve, Temporary Investment Proceeds shall be distributed on an annual basis, or at such times as determined in the sole and absolute discretion of the General Partner.
SECTION 4.2    Amounts and Priority of Distributions.
(a)    Treatment of Capital Proceeds. Each distribution of Capital Proceeds with respect to a Private Equity Investment shall be made to the Partners in proportion to their respective capital contributions (as adjusted pursuant to this Agreement) through the Partnership for such Private Equity Investment.
(b)    Treatment of Carried Interest Proceeds. Subject to Section 4.5, any Carried Interest Proceeds shall be paid to the Partners in proportion to their respective Profit Sharing Percentages as of the date of such Partners’ distribution (taking into account adjustments as provided herein, including any reduction pursuant to Section 4.4).

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(c)    Treatment of Temporary Investment Proceeds. Each distribution of Temporary Investment Proceeds shall be distributed among the Partners in proportion to their respective proportionate interests in the Partnership property or funds that produced such Temporary Investment Proceeds, as reasonably determined by the General Partner.
SECTION 4.3    Certain Adjustments in Profit Sharing Percentages.
(a)    Increases in Profit Sharing Percentages and Unpaid Capital Commitments of Partners Following Various Events Specified in Section 4.4. The amount, if any, by which the Profit Sharing Percentage of a Partner is reduced pursuant to Section 4.4 shall be reallocated among the other Non-Affiliated Limited Partners in proportion to their existing Profit Sharing Percentages or in such other manner and in such other amounts (which need not be proportionate) as the General Partner shall determine. The amount, if any, by which the Unpaid Capital Commitment of a Partner is reduced pursuant to Section 4.4 shall be reallocated among GP Holdings and any Affiliate of the General Partner in such manner and in such amounts as the General Partner shall determine.
(b)    Restriction on Reduction in Profit Sharing Percentages or Unpaid Capital Commitments. Except as expressly provided in a Partner’s Terms Letter or in this Agreement, neither the Profit Sharing Percentage nor the Unpaid Capital Commitment of any Partner and his or her Family Related Limited Partners shall be reduced without his or her consent. Except as provided in a Special Limited Partner's Terms Letter or other agreement with the Partnership regarding the termination of such Special Limited Partner's employment or consultancy, or as expressly provided in this Agreement, neither the Profit Sharing Percentage nor the Unpaid Capital Commitment of a Special Limited Partner shall be subject to reduction. Neither the Profit Sharing Percentage nor the Unpaid Capital Commitment of GP Holdings shall be subject to reduction or increase. For the avoidance of doubt, any adjustments pursuant to Section 4.3(c) shall not be considered “reductions” for purposes of this Section 4.3(b).
(c)    Adjustments Due to Issuance of Interests. In the event of the admission of any person as an additional Partner pursuant to Section 9.1 or the issuance of any Interest to any existing Partner and any Family Related Limited Partner, (i) the Profit Sharing Percentage allocated to such Partner in connection therewith shall reduce the Profit Sharing Percentages of all other Non-Affiliated Limited Partners pro rata based upon their Profit Sharing Percentages immediately prior to such admission or issuance and (ii) such Partner’s Capital Commitment shall reduce the Capital Commitments (and therefore the Unpaid Capital Commitments) of all other Non-Affiliated Limited Partners pro rata based upon their Capital Commitments immediately prior to such admission or issuance, unless such new Partner’s Capital Commitment corresponds to, and does not exceed, an increase in the General Partner Capital Commitment; provided that the General Partner may, in its sole and absolute discretion determine that clause (i) and/or (ii) shall not apply to one or more Partners in any given instance.
SECTION 4.4    Repurchase/Reductions Following Termination of Employment and Default with Respect to Capital Contributions.
(a)    Rights Following Termination of Employment. Following the termination of employment or, in the case of an Operating Executive, consultancy of a Partner with EPI (or,

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if the Partner is not an employee or consultant of EPI, but is instead an entity or investment vehicle of an employee or consultant of EPI, termination of the employment or consultancy of the applicable EPI employee (together with a terminated EPI Limited Partner, a “Terminated Partner”)), the Investment Advisor, the Investment Manager or any of their respective Affiliates (the “Termination Date”), the General Partner, on behalf of the Partnership, shall have the right, but not the obligation, (x) to assume (or to cause one or more of its Affiliates and/or permit one or more employees or consultants of EPI to assume) all or a portion of such Terminated Partner’s Unfunded Capital Commitment within 90 days of the applicable Termination Date, (y) reduce such Partner’s Profit Sharing Percentage (if any) by a percentage not to exceed such Partner’s Profit Sharing Reduction Percentage, in each case subject to and in accordance with the provisions of, and solely to the extent set forth in, this Agreement and such Partner’s Terms Letter and (z) with respect to a Limited Partner that is a Team Member (or is associated with a Team Member) who becomes a Terminated Partner due to such Partner’s employment or consultancy with EPI being terminated for Cause, repurchase (or cause one or more of its Affiliate and/or permit one or more employees or consultants of EPI to repurchase) for the Repurchase Price a percentage of such Partner’s Interest represented by its Capital Contributions, such percentage not to exceed the lesser of (i) such Partner’s Capital Repurchase Percentage as of the Termination Date and (ii) a percentage, expressed as a fraction, the numerator of which is $1 million and the denominator of which is the Capital Commitment of such Partner. If the General Partner exercises the option set forth in the foregoing clause (x) within such time period, the Terminated Partner’s Unfunded Capital Commitment shall automatically, without any action of any Person, be Transferred to the General Partner (or such other Person as contemplated above). Notwithstanding the foregoing, such Partner may be obligated to repay to the Partnership any payments received by such Partner from the Partnership following termination of such Partner’s employment or consultancy in respect of any Profit Sharing Percentage not reduced by the Partnership upon violation of any of the conditions set forth in such Partner’s Terms Letter. The General Partner shall allocate all items of profit and loss and all distributions associated with the Interest originally subscribed by the Terminated Partner between the Terminated Partner on the one hand and the General Partner (or such other Person as contemplated above) on the other on such basis as it determines to be equitable in its discretion, and any such allocations shall be final and binding upon the Investor. For the avoidance of doubt, a Terminated Partner shall remain obligated for further capital contributions with respect to such Partner’s remaining Unfunded Capital Commitment, if any, and shall be responsible for such Partner’s (A) Give-Back Amount and (B) share of other returns of distributions with respect to any Funded Private Equity Investments realized prior to the date of determination and any portion of such Partner’s Profit Sharing Percentage not reduced or Capital Contributions not repurchased. For the avoidance of doubt, this Section 4.4(a) shall not apply with respect to GP Holdings.
(b)    Rights Following Default in Capital Contributions. If a Partner defaults with respect to such Partner’s obligation to make capital contributions pursuant to Section 5.1(a) below, the General Partner, on behalf of the Partnership, shall take such steps as set forth in Section 5.1(b) to the extent necessary to ensure that the Partnership does not default on its capital contribution obligation to the Fund. Further, the General Partner, on behalf of the Partnership, shall have the right, but not the obligation, to (x) repurchase such defaulting Partner’s entire Interest represented by its Capital Contributions as of the date of default (i.e., the Capital Repurchase Percentage shall be deemed to equal 100%) for the Repurchase Price, (y) reduce

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such defaulting Partner’s Unpaid Capital Commitment to zero as of the date of default and (z) reduce such defaulting Partner’s Profit Sharing Percentage to zero as of the date of default (i.e., the Profit Sharing Reduction Percentage shall be deemed to equal 100%); provided that a default shall not be deemed to have occurred until a ten day period immediately following the initial failure by such Partner to make such capital contribution shall have expired.
(c)    The repurchase and reduction rights set forth in this Section 4.4 may be exercised by notice provided by the Partnership to the applicable Partner (a “Repurchase/Reduction Notice”), specifying (w) the percentage of such Partner’s Interest represented by its Capital Contributions that is to be repurchased and the Purchase Price therefor, (y) the amount to which such Partner’s Unpaid Capital Commitments is to be assumed by the General Partner or any of its Affiliates and (z) the amount to which such Partner’s Profit Sharing Percentage is to be reduced. A Repurchase/Reduction Notice shall be given by the Partnership to the applicable Partner within 90 days after such Partner’s default or termination of employment, as the case may be. Upon receipt of a Repurchase/Reduction Notice, the Partner who receives such Repurchase/Reduction Notice shall be obligated to sell to the General Partner or its designee for the Repurchase Price the percentage of such Partner’s Interest represented by its Capital Contributions that is to be repurchased as specified by the Partnership in the Repurchase Notice.
(d)    Notwithstanding anything to the contrary in this Section 4.4 and the Terms Letters, the General Partner in its sole and absolute discretion may agree to vary in any manner more favorable to a Partner the amount by which such Partner’s Profit Sharing Percentage, Interest represented by its Capital Contributions and/or Unpaid Capital Commitments would be reduced or repurchased by the operation of the provisions of this Section 4.4 and the Terms Letters.
(e)    The provisions and remedies in this Section 4.4 are not exclusive, and each such provision or remedy shall be cumulative and in addition to every other right, power or remedy whether conferred herein or now or hereafter available at law or in equity or by statute or otherwise. Each Partner acknowledges by his or her execution hereof that such Partner has been admitted to the Partnership in reliance upon such Partner’s agreements hereunder, that the Partnership and the other Partners may have no adequate remedy at law for a breach hereof and that damages resulting from a breach hereof may be impossible to ascertain at the time hereof or of such breach.
(f)    Any adjustment made pursuant to Section 4.4, including to a Partner’s Capital Commitment, Unpaid Capital Commitment or Profit Sharing Percentage, shall be reflected on the books and records of the Partnership.
SECTION 4.5    Holdback Account; Payment of Give-Back Obligation to the Fund.
(a)    Establishment of the Holdback Account. The Partnership shall establish a separate account (the “Holdback Account”) with a sub-account for each Partner. Except as provided in this Section 4.5, in lieu of distributing to the Partners the Carried Interest Proceeds to which they are otherwise entitled hereunder, the Partnership shall retain such Carried Interest Proceeds and shall credit the sub-account of each such Partner in the Holdback Account with the

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amount of Carried Interest Proceeds otherwise distributable to such Partner, in an amount determined by the General Partner in its reasonable discretion. Subject to Section 4.5(b), in the event that an EPI Limited Partner ceases to be employed or retained as a consultant by any of EPI, the Investment Advisor, the Investment Manager or any of their respective Affiliates and, thereby, becomes a Special Limited Partner, 100% of the Carried Interest Proceeds otherwise distributable to such EPI Limited Partner and / or his or her Family Related Limited Partners shall be retained by the Partnership and credited to the sub-account of such Partner in the Holdback Account.
(b)    Distributions out of the Holdback Account. (i) The General Partner in its reasonable discretion may determine to distribute to any Partner all or any portion of the amounts in such Partner’s sub-account in the Holdback Account and/or terminate the requirement that such Partner’s distributions of Carried Interest Proceeds be placed in the Holdback Account, subject to such conditions, undertakings, guarantees, security, credit support and/or other provisions, as the General Partner in its sole and absolute discretion at that time may deem necessary or advisable, without regard as to whether similar or different requirements have been established with respect to other Partners.
(ii)    An amount equal to the interest or other amounts earned on the funds in the Holdback Account may be released and paid to the Partners in proportion to their respective interests in the Holdback Account as determined from time to time by the General Partner.
(c)    Payment of Give-Back Obligation to the Fund. (i) If at any time the General Partner, on behalf of the Partnership, is still required to contribute any portion of the Give-Back Obligation to the Fund, then:
(A)    there shall be deducted against each Partner’s sub-account in the Holdback Account an amount (such Partner’s “Give-Back Amount”) which equals (1) the product of (x) such Partner’s Carried Interest Give Back Percentage and (y) the portion of the Give-Back Obligation that the General Partner, on behalf of the Partnership, is still required to contribute to the Fund,
(B)    each Partner shall promptly contribute to the Partnership an amount equal to the excess, if any, of (1) such Partner’s Give-Back Amount over (2) the amount of such Partner’s sub-account, if any, in the Holdback Account, and
(C)    the portion of the Give-Back Obligation shall be paid out of the funds deducted or contributed pursuant to clauses (A) and (B) above.
(ii)    The General Partner, on behalf of the Partnership, shall be entitled to collect interest on the amount which any Partner has failed to timely pay pursuant to this Section 4.5(c) from the date such amount was to have been paid to the date of payment in full at a rate equal to the Default Interest Rate. Any Partner defaulting on his or her obligation to contribute to the Partnership any amount pursuant to this Section 4.5(c) shall be obligated to reimburse the Partnership for all reasonable attorney’s fees and expenses and all other costs and expenses incurred by the Partnership in enforcing against such Partner such obligation. The

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General Partner, on behalf of the Partnership, shall have the right to set-off as appropriate and apply against such Partner’s obligation to make such contribution, any default interest accruing thereon and such Partner’s reimbursement obligations hereunder, any amounts otherwise payable to such Partner by the General Partner, on behalf of the Partnership, or any other Affiliate thereof (including amounts unrelated to Carried Interest Proceeds, such as returns of capital, profit thereon and dividends, as well as employee salary or bonus). In addition, subject to Sections 10.17 and 10.19, in the event that any Partner defaults on his or her obligation to contribute to the Partnership any amount pursuant to this Section 4.5(c) (a “Defaulted Amount”), each Partner shall be required to contribute an amount which equals the product of (1) the percentage obtained by dividing (x) such Partner’s Give-Back Amount by (y) the aggregate amount of Give-Back Amounts of all Partners and (2) the Defaulted Amount; provided that in no event shall any Partner be obligated to contribute an amount in excess of 125% of such Partner’s Give-Back Amount. The General Partner may determine in its sole discretion to reimburse to any Partner who has contributed a portion of a Defaulted Amount any amounts collected, pursuant to the Partnership’s right of set-off or otherwise, from the defaulting Partner.
(iii)    A Partner’s obligation to make payments under this Section 4.5 shall survive the termination of the Partnership, termination of such Partner’s employment or consultancy with EPI, the Investment Advisor, the Investment Manager or any of their respective Affiliates and such Partner’s withdrawal from the Partnership, so that for purposes of this Section 4.5 a former Partner shall continue to be treated as a Partner.
(d)    Release of Funds in Holdback Account; Contingent Liabilities. Any amounts remaining in a Partner’s sub-account in the Holdback Account after deduction of any amounts required by Section 4.5(c) shall be distributed to such Partner as promptly as practicable following the date of determination of the Give-Back Obligation; provided that if there is any Proceeding then pending or any other liability or claim then outstanding against the Partnership or any Fund and the General Partner in its sole and absolute discretion determines that such amounts in the Holdback Account may be necessary to satisfy the Partners’ share of any obligation arising out of such Proceeding, liability or claim, then the General Partner shall so notify the Partners and, in that event, such amounts, or the portion thereof specified by the General Partner in such notice, shall be retained in the Holdback Account until such time or times as the General Partner in its sole and absolute discretion determines that such amounts may be distributed to the Partners.
(e)    Tax Matters Relating to the Holdback Account. To the extent determined by the General Partner from time to time in its sole discretion, on an estimated tax payment date for a Partner on behalf of whom amounts are placed in the Holdback Account (a “Holdback Partner”) in any year, the General Partner, on behalf of the Partnership, may make a cash advance against distributions of Carried Interest Proceeds to such Holdback Partner to the extent distributions actually received by such Holdback Partner (net of amounts placed in the Holdback Account) are not sufficient for such Holdback Partner to pay when due estimated income tax imposed on it, calculated using the Assumed Income Tax Rate (the “Estimated Income Tax Amount”). Amounts of Carried Interest Proceeds otherwise distributable to a Holdback Partner pursuant to Section 4.2(b) shall be reduced by the amount of any Estimated Income Tax Amounts distributed to such Holdback Partner pursuant to this Section 4.5(e) until all such Estimated Income Tax Amounts are restored. As promptly as reasonably practicable following

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the end of the fiscal year of the Partnership to which such Carried Interest Proceeds are attributable, the General Partner, on behalf of the Partnership, shall calculate, with respect to each Holdback Partner who has received a distribution of an Estimated Income Tax Amount, the product of (i) the actual taxable income allocable in respect of the Carried Interest Proceeds attributable to such Holdback Partner in such year less the cumulative taxable loss that has been allocated to such Holdback Partner to the extent such loss has not previously reduced taxable income pursuant to this provision and (ii) the Assumed Income Tax Rate (the “Recalculated Income Tax Amount”). If any Holdback Partner has received distributions under this Section 4.5(e) or Section 4.5(b) for such year which are less than the Recalculated Income Tax Amount, as determined by the General Partner in its sole discretion, the General Partner, on behalf of the Partnership, may distribute to such Holdback Partner the amount of such deficiency, together with any penalties or interest assessed that are attributable to a differential between the Estimated Income Tax Amount and the Recalculated Income Tax Amount, out of the funds in the Holdback Account on the due date for the filing of such Holdback Partner’s tax return for such year. If any Holdback Partner has received distributions of aggregate Estimated Income Tax Amounts in excess of the Recalculated Income Tax Amount (such excess, the “Excess Income Tax Amount”), such Holdback Partner shall as promptly as practicable (and, in any event, within 90 days of such notice) contribute to the Partnership the amount specified in such notice, without interest thereon, for credit to the Holdback Account; provided that, until such Excess Income Tax Amount is repaid in full, to the fullest extent provided at law or in equity, the Partnership shall have a security interest in all rights, title and interest in and to such Partner’s interest in the Partnership, and, notwithstanding anything to the contrary contained in this Agreement, the Partnership shall not be obligated to make any further payment or distribution to such Partner until such Excess Income Tax Amount shall have been repaid. The General Partner, on behalf of the Partnership, shall have the right to set-off as appropriate and apply against such Partner’s obligation to make such contribution pursuant to this Section 4.5(e) the obligations of the Partnership to distribute funds pursuant to this Section 4.5(e) and any amounts otherwise payable to such Partner by the Partnership or any other Affiliate thereof (including amounts unrelated to Estimated Income Tax Amounts and Excess Income Tax Amounts, such as returns of capital, profit thereon and dividends, as well as employee salary or bonus).
ARTICLE V
Capital Contributions and Capital Commitments; Allocations; Expenses
SECTION 5.1    Capital Contributions.
(a)    Capital Calls.
(i)    Capital Calls for Contributions to Fund. At least five Business Days prior to each date on which the General Partner, on behalf of the Partnership, is required to make a capital contribution pursuant to the Fund Partnership Agreement, each Partner shall make a capital contribution to the Partnership in immediately available funds in an amount equal to the product of (A) the amount of such capital contribution to be made by the Partnership and (B) a fraction the numerator of which shall be the Unpaid Capital Commitment of such Partner and the denominator of which shall be the Unpaid Capital Commitments of all Partners; provided that no

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default shall be deemed to have occurred hereunder until the date on which the General Partner, on behalf of the Partnership, is required to make such capital contribution. The General Partner shall give each Partner at least five Business Days prior notice of the amount to be contributed by such Partner pursuant to this Section 5.1(a)(i). Any amount so contributed shall reduce such Partner’s Unpaid Capital Commitment. The General Partner, on behalf of the Partnership, may invest, until such capital contributions are made to the Fund, any funds received by it from a Partner pursuant to this Section 5.1(a)(i) in the manner determined by the General Partner. Any interest earned thereon shall be for the account of such Partner and shall be distributed to such Partner promptly following the date on which such capital contributions are made to the extent that the General Partner determines in good faith that such interest is not required to pay expenses of the Partnership.
(ii)    Other Capital Calls. The General Partner may determine in its sole and absolute discretion at any time or from time to time that the Partnership requires additional capital to meet its obligations for extraordinary expenses such as litigation expenses, or other expenses of the Partnership. In the event the General Partner issues such a capital call, each Partner shall make a capital contribution to the Partnership in immediately available funds in an amount equal to the product of (A) the amount of such required capital and (B) such Partner’s Capital Sharing Percentage; provided that the General Partner may calculate the capital contributions to be made by the Partners with respect to such expenses on any other basis (including on the basis of Unpaid Capital Commitments and/or requiring certain, but not all, Partners to make capital contributions for extraordinary expenses) if the General Partner determines in good faith that such other basis is clearly more equitable; provided, further, that no Partner shall be required to make a capital contribution pursuant to this Section 5.1(a)(ii) in an amount greater than its Unpaid Capital Commitment. The General Partner shall give each Partner at least five Business Days prior notice of the amount to be contributed by such Partner pursuant to this Section 5.1(a)(ii). Any amount so contributed by a Partner shall reduce such Partner’s Unpaid Capital Commitment. The General Partner, on behalf of the Partnership, may determine, in its sole discretion, to advance funds out of the Operating Reserve to any Partner to fund such Partner’s capital contributions.
(iii)    Returns of Distributions. If at any time the General Partner in its sole and absolute discretion determines that the Partnership cannot meet its obligations for extraordinary expenses such as litigation expenses, including as a result of a Section 9.2 Liability (as defined in the Fund Partnership Agreement) the General Partner may require each Partner and former Partner to return distributions made to such Partner hereunder for the purpose of meeting such Partner’s pro rata share (based on the Partners’ After-Tax Carried Interest Amounts) of such obligations in an amount up to, but in no event in excess of, the aggregate amount of distributions actually received by such Partner from the Partnership. The General Partner shall give each Partner and former Partner at least five Business Days prior notice of the amount to be contributed by such Partner pursuant to this Section 5.1(a)(iii). The General Partner may require returns of distributions pursuant to this Section 5.1(a)(iii) without regard to whether a call for capital contributions could be made pursuant to Section 5.1(a)(ii). Notwithstanding the foregoing, no Partner shall be required to return distributions under this Section 5.1(a)(iii) other than for obligations arising primarily from activities of the Partnership during the period of such Partner’s (or in the case of a Family Related Limited Partner, its

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associated EPI Limited Partner’s) employment with, or retention by, EPI, the Investment Advisor, the Investment Manager or any of their respective Affiliates.
(b)    Consequences of Capital Call Default. In the event that a Partner defaults with respect to such Partner’s obligation to make capital contributions or return distributions pursuant to Section 5.1(a) (such Partner being sometimes referred to herein as a “Defaulting Partner”), the General Partner shall, to the extent necessary to ensure that the Partnership does not default on its capital contribution obligation to the Fund, arrange for the amount of such capital contribution to be advanced on behalf of such Defaulting Partner on such terms as the General Partner shall determine in its sole and absolute discretion to be fair and equitable, which may include provision for security as provided below and interest charged on such advanced amounts at a per annum rate equal to the Default Interest Rate on the principal amount of the funds advanced. Each Partner hereby grants to the Partnership a right of set-off and a security interest, effective upon such Partner becoming a Defaulting Partner, in all accounts receivable and other rights to receive payment (other than in respect of employee salary or bonus) from the Partnership or any of its Affiliates and agrees that, upon the effectiveness of such security interest, the General Partner, on behalf of the Partnership, may sell, collect or otherwise realize upon such collateral.
(c)    Any adjustment of the Capital Commitment of a Partner shall be reflected on the books and records of the Partnership. If at any time the Profit Sharing Percentage and Unpaid Capital Commitment of a Partner are reduced to zero and such Partner has not made a capital contribution to the Partnership, the General Partner may remove such Partner as a Partner of the Partnership.
(d)    Except as provided in this Section 5.1, no Partner shall be required to make capital contributions to the Partnership.
SECTION 5.2    Capital Accounts.
A separate capital account (a “Capital Account”) shall be established and maintained for each Partner. The Capital Account of each Partner shall be credited with such Partner’s capital contributions, if any, to the Partnership, all Profits allocated to such Partner pursuant to Section 5.3 and any items of income or gain which are specially allocated pursuant to Section 5.4; and shall be debited with all Losses allocated to such Partner pursuant to Section 5.3, any items of loss or deduction of the Partnership specially allocated to such Partner pursuant to Section 5.4, and all cash and the Carrying Value of any property (net of liabilities assumed by such Partner and the liabilities to which such property is subject) distributed by the Partnership to such Partner. To the extent not provided for in the preceding sentence, the Capital Accounts of the Partners shall be adjusted and maintained in accordance with the rules of Treasury Regulations Section 1.704-1(b)(2)(iv), as the same may be amended or revised. Any references in any section of this Agreement to the Capital Account of a Partner shall be deemed to refer to such Capital Account as the same may be credited or debited from time to time as set forth above. In the event of any transfer of any interest in the Partnership in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the transferred interest.

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SECTION 5.3    Allocations of Profits and Losses.
Except as otherwise provided in this Agreement, Profits and Losses and to the extent necessary, individual items of income, gain, loss or deduction of the Partnership shall be allocated among the Partners in a manner such that the Capital Account of each Partner, after giving effect to the special allocations set forth in Sections 5.4(b), (c), (d), (e), (f), (g), (h) and (i) and immediately after making such allocation, is, as nearly as possible, equal (proportionately) to (i) the distributions that would be made to such Partner pursuant to Section 7.3 if the Partnership were dissolved, its affairs wound up and its assets sold for cash equal to their respective Carrying Values, all Partnership liabilities were satisfied (limited with respect to each nonrecourse liability to the Carrying Value of the assets securing such liability), and the net assets of the Partnership were distributed in accordance with Section 7.3 to the Partners immediately after making such allocation, minus (ii) such Partner’s share of Partnership Minimum Gain and Partner Nonrecourse Debt Minimum Gain, computed immediately prior to the hypothetical sale of assets, minus (iii) such Partner’s obligations in respect of any Give-Back Obligation.
SECTION 5.4    Special Allocations.
Notwithstanding any other provision in this Article V:
(a)    Minimum Gain Chargeback. If there is a net decrease in Partnership Minimum Gain or Partner Nonrecourse Debt Minimum Gain (determined in accordance with the principles of Treasury Regulations Sections 1.704-2(d) and 1.704-2(i)) during any Partnership taxable year, the Partners shall be specially allocated items of Partnership income and gain for such year (and, if necessary, subsequent years) in an amount equal to their respective shares of such net decrease during such year, determined pursuant to Treasury Regulations Sections 1.704-2(g) and 1.704-2(i)(5). The items to be so allocated shall be determined in accordance with Treasury Regulations Section 1.704-2(f). This Section 5.4(a) is intended to comply with the minimum gain chargeback requirements in such Treasury Regulations Sections and shall be interpreted consistently therewith; including that no chargeback shall be required to the extent of the exceptions provided in Treasury Regulations Sections 1.704-2(f) and 1.704-2(i)(4).
(b)    Qualified Income Offset. If any Partner unexpectedly receives any adjustments, allocations, or distributions described in Treasury Regulations Section 1.704-1(b)(2)(ii)(d)(4), (5) or (6), items of Partnership income and gain shall be specially allocated to such Partner in an amount and manner sufficient to eliminate the deficit balance in such Partner’s Adjusted Capital Account Balance created by such adjustments, allocations or distributions as promptly as possible; provided that an allocation pursuant to this Section 5.4(b) shall be made only to the extent that a Partner would have a deficit Adjusted Capital Account Balance in excess of such sum after all other allocations provided for in this Article V have been tentatively made as if this Section 5.4(b) were not in this Agreement. This Section 5.4(b) is intended to comply with the “qualified income offset” requirement of the Code and shall be interpreted consistently therewith.
(c)    Gross Income Allocation. If any Partner has a deficit Capital Account at the end of any Fiscal Year which is in excess of the sum of (i) the amount such Partner is obligated to restore, if any, pursuant to any provision of this Agreement, and (ii) the amount such

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Partner is deemed to be obligated to restore pursuant to the penultimate sentences of Treasury Regulations Section 1.704-2(g)(1) and 1.704-2(i)(5), each such Partner shall be specially allocated items of Partnership income and gain in the amount of such excess as quickly as possible; provided that an allocation pursuant to this Section 5.4(c) shall be made only if and to the extent that a Partner would have a deficit Capital Account in excess of such sum after all other allocations provided for in this Article V have been tentatively made as if Section 5.4(b) and this Section 5.4(c) were not in this Agreement.
(d)    Payee Allocation. In the event any payment to any person that is treated by the Partnership as the payment of an expense is recharacterized by a taxing authority as a Partnership distribution to the payee as a Partner, such payee shall be specially allocated an amount of Partnership gross income and gain as quickly as possible equal to the amount of the distribution.
(e)    Nonrecourse Deductions. Nonrecourse Deductions shall be allocated to the Partners in accordance with their respective Capital Account balances.
(f)    Partner Nonrecourse Deductions. Partner Nonrecourse Deductions for any taxable period shall be allocated to the Partner who bears the economic risk of loss with respect to the liability to which such Partner Nonrecourse Deductions are attributable in accordance with Treasury Regulations Section 1.704-2(j).
(g)    Allocations Relating to Taxable Issuance of Partnership Interests. Any income, gain, loss, or deduction realized as a direct or indirect result of the issuance (or deemed issuance) of an Interest to a Partner (the “Issuance Items”) shall be allocated among the Partners so that, to the extent possible, the net amount of such Issuance Items, together with all other allocations under this Agreement to each Partner, shall be equal to the net amount that would have been allocated to each such Partner if the Issuance Items had not been realized.
(h)    Creditable Foreign Taxes. Creditable Foreign Taxes for any taxable period attributable to the Partnership, or an entity owned directly or indirectly by the Partnership, shall be allocated to the Partners in proportion to the Partners’ distributive shares of income (including income allocated pursuant to Section 704(c) of the Code) to which the Creditable Foreign Tax relates (under principles of Treasury Regulations Section 1.904-6). The provisions of this Section 5.4(h) are intended to comply with the provisions of temporary Treasury Regulations Section 1.704-1T(b)(4)(xi), and shall be interpreted consistently therewith.
SECTION 5.5    Tax Allocations.
For income tax purposes, each item of income, gain, loss and deduction of the Partnership shall be allocated among the Partners in the same manner as the corresponding items of Profits and Losses and specially allocated items are allocated for Capital Account purposes; provided that in the case of any asset the Carrying Value of which differs from its adjusted tax basis for United States federal income tax purposes, income, gain, loss and deduction with respect to such asset shall be allocated solely for income tax purposes in accordance with the principles of Sections 704(b) and (c) of the Code (in any manner determined by the General Partner) so as to take account of the difference between Carrying Value and adjusted basis of

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such asset; provided, further, that the Partnership shall use the traditional method (as such term is defined in Treasury Regulations Section 1.704-3(b)(1)) for all Section 704(c) allocations and “reverse Section 704(c)” allocations. Notwithstanding the foregoing, the Tax Matters Partner shall make such allocations for tax purposes as may be needed to ensure that allocations are in accordance with the interests of the Partners, within the meaning of the Code and Treasury Regulations.
SECTION 5.6    Tax Advances.
To the extent the Partnership is required by law to withhold or to make tax payments on behalf of or with respect to any Partner or the Partnership is subjected to tax itself by reason of the status of any Partner (“Tax Advances”), the General Partner may withhold such amounts and make such tax payments as so required. All Tax Advances made on behalf of a Partner shall, at the option of the General Partner, (i) be promptly paid to the Partnership by the Partner on whose behalf such Tax Advances were made or (ii) be repaid by reducing the amount of the current or next succeeding distribution or distributions which would otherwise have been made to such Partner or, if such distributions are not sufficient for that purpose, by so reducing the proceeds of liquidation otherwise payable to such Partner. Whenever the General Partner selects option (ii) pursuant to the preceding sentence for repayment of a Tax Advance by a Partner, for all other purposes of this Agreement such Partner shall be treated as having received all distributions (whether before or upon liquidation) unreduced by the amount of such Tax Advance. The Partnership shall also have the right to set-off as appropriate and apply against such Partner’s obligation to repay Tax Advances any amounts otherwise payable to such Partner by any Affiliate of the Partnership (including amounts such as returns of capital, profit thereon and dividends, but not employee salary or bonus). Each Partner hereby agrees to indemnify and hold harmless the Partnership and the other Partners from and against any liability (including, without limitation, any liability for taxes, penalties, additions to tax or interest) with respect to income attributable to or distributions or other payments to such Partner.
SECTION 5.7    Expenses.
Except as otherwise agreed to by the Partners, the Partnership shall bear and be responsible for all expenses incurred in connection with the operation of the Partnership. The General Partner may cause the Partnership to borrow from any Affiliate on such terms as the General Partner may reasonably determine for the payment of expenses, and may cause the Partnership to pay expenses and repay borrowings from any source of funds of the Partnership as the General Partner may determine.
ARTICLE VI
Books and Reports; Tax Matters
SECTION 6.1    General Accounting Matters.
(a)    The General Partner shall keep or cause to be kept books and records pertaining to the Partnership’s business showing all of its assets and liabilities, receipts and

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disbursements, Profits and Losses, Partners’ Capital Accounts and all transactions entered into by the Partnership, including the Record of Limited Partners. Such books and records of the Partnership shall be kept by the General Partner at its principal place of business and at the Partnership’s office in Ontario and shall be available for inspection by any Partner or the estate or other legal representative thereof during normal business hours; provided that to the fullest extent permitted by law, other than as provided in Section 6.1(b) below, the General Partner may withhold access of any Partner (or the estate or other legal representative thereof) to information regarding the affairs of the Partnership to the extent that the General Partner reasonably determines that it is in the interests of the Partnership to withhold such access for reasons of confidentiality, but may not withhold access to any such information from the professional advisors of any such Partner (or the estate or other legal representative thereof) who need access to such information for purposes of monitoring compliance with the provisions hereof if such professional advisors agree to comply with such measures as the General Partner may reasonably impose to preserve the confidentiality of such information from such Partner (or the estate or other legal representative thereof). The Partnership’s books of account shall be maintained in United States dollars and kept on the tax basis method of accounting in accordance with principles established by the General Partner and otherwise in accordance with United States generally accepted accounting principles and on a basis consistent with the books of account of the Fund.
(b)    As soon as is practicable after the close of each Fiscal Year, a copy of the financial statements of the Partnership shall be furnished to each Partner and shall include, as of the end of such Fiscal Year:
(i)    a statement of net assets of the Partnership;
(ii)    a statement of income or loss and a statement of Partners’ capital; and
(iii)    a statement of changes in cash flow of the Partnership.
In addition, each person that was a Partner at any time during a Fiscal Year shall be supplied with such information as may be reasonably required to enable such Partner to prepare its Federal, state, local and foreign income tax returns based upon such person’s status as a Partner, such other information as such Person may reasonably request for the purpose of applying for withholding taxes and a statement as to such Partner’s Capital Account as at the close of such Fiscal Year.
SECTION 6.2    Fiscal Year.
The Fiscal Year of the Partnership for financial statement and tax purposes shall begin January 1st and end on December 31st of each year, except for short taxable years in the years of the Partnership’s formation and termination and as otherwise required by Code.
SECTION 6.3    Certain Tax Matters.
The General Partner shall prepare or cause to be prepared all federal, state and local, as well as foreign, if any, tax returns of the Partnership for each year for which such

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returns are required to be filed and shall file or cause such returns to be timely filed. The General Partner shall determine the appropriate treatment of each item of income, gain, loss, deduction and credit of the Partnership and the accounting methods and conventions under the tax laws of the United States, the several states and other relevant jurisdictions as to the treatment of any such item or any other method or procedure related to the preparation of such tax returns. The General Partner may cause the Partnership to make or refrain from making any and all elections permitted by such tax laws. The Partnership and each Partner hereby designate the General Partner (or such other Partner as the General Partner may designate) as the “tax matters partner” for purposes of Section 6231(a)(7) of the Code (the “Tax Matters Partner”). The Tax Matters Partner will take no action which is reasonably expected to have a material adverse effect on one or more of the Partners unless such action is approved by the General Partner. The Tax Matters Partner will be responsible for notifying all Partners of ongoing proceedings, both administrative and judicial, and will represent the Partnership throughout any such proceeding. The Partners will furnish the Tax Matters Partner with such information as it may reasonably request to provide the Internal Revenue Service with sufficient information to allow proper notice to the Partners. The Tax Matters Partner will not bind any other Partner to any extension of the statute of limitations or to a settlement agreement without such Partner’s written consent which consent shall not be unreasonably withheld. The Tax Matters Partner shall take such action as may be necessary to cause each other Partner to become a “notice partner” within the meaning of Section 6223 of the Code.
ARTICLE VII
Dissolution
SECTION 7.1    Dissolution.
The Partnership shall be dissolved and subsequently terminated upon a determination by the General Partner to dissolve the Partnership at any time following the dissolution and termination of the Fund. Subject to the Act, the death, retirement, dissolution, resignation, expulsion or bankruptcy of any Partner shall not cause the dissolution of the Partnership, and following any such event the remaining Partners shall have the right to continue the business of the Partnership.
SECTION 7.2    Winding-up.
When the Partnership is dissolved, the business and property of the Partnership shall be wound up and liquidated by the General Partner. The General Partner shall use its best efforts to reduce to cash and cash equivalent items such assets of the Partnership as the General Partner shall deem it advisable to sell and to obtain fair value for such assets (taking into account applicable tax, legal and business considerations).
SECTION 7.3    Final Distribution.
(a)    Within 120 calendar days after the effective date of dissolution of the Partnership (or such later date as the General Partner shall determine), the assets of the

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Partnership shall be distributed to satisfy all creditors of the Partnership (including the payment of expenses of the winding-up, liquidation and dissolution of the Partnership), including Partners who are creditors of the Partnership, to the extent otherwise permitted by law, either by the payment thereof or the making of reasonable provision therefor (including the establishment of reserves, in amounts established by the General Partner).
(b)    The remaining assets, if any, of the Partnership shall be applied and distributed pro rata to the Partners until each such Partner receives an amount equal to the amount of its capital balance as reflected on the books and records of the Partnership.
SECTION 7.4    No Obligation to Restore Capital Accounts.
Except as provided in Section 4.5 and Section 5.1(a)(iii) and as may otherwise be required by law, no Partner whose Capital Account balance is a negative or deficit amount (either during the existence of the Partnership or upon liquidation) shall have any obligation to return any amounts previously distributed to such Partner or to contribute cash or other assets to the Partnership to restore or make up the deficit in such Partner’s impaired Capital Account.
ARTICLE VIII
Transfer of Partners’ Interests
SECTION 8.1    Transfer of Partnership Interests.
(a)    No Partner may, directly or indirectly, Transfer such Partner’s interest in the Partnership without advance notice to and the prior consent of the General Partner, which consent may be given or withheld in the General Partner’s sole and absolute discretion. Notwithstanding the foregoing, no consent shall be necessary in the case of a Transfer by an EPI Limited Partner upon her or his death, to her or his estate or heirs, and in which event such interest shall nevertheless be deemed to be held by the initial holder thereof for purposes of determining consequences under Sections 4.4 and 4.5, unless the General Partner reasonably determines upon advice of counsel that such Transfer would materially increase the likelihood that either the Partnership would be subject to the registration requirements of the Investment Company Act of 1940, as amended, or jeopardize the status of the Partnership as a partnership for federal income tax purposes.
(b)    Upon a Limited Partner’s Transfer of all or any part of such Limited Partner's Interest in the Partnership to any person under Section 8.1(a) (including an Affiliate of such Partner or a permitted transferee under Section 8.1(a)) (the “Assignee”), such Assignee shall be admitted as a substitute Limited Partner in lieu of such transferor Partner only with the written consent of the General Partner which consent may be given or withheld in its sole and absolute discretion.
(c)    Unless an Assignee is admitted as a substitute Limited Partner in accordance with Section 8.1(b) and the Act, a Transfer by a Limited Partner of all or any part of such Limited Partner’s interest in the Partnership shall not release such Limited Partner from any of such Limited Partner’s obligations or liabilities (including, without limitation, such Partner’s

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obligations to make capital contributions hereunder and such Limited Partner’s liability therefor), or limit the General Partner’s rights with respect to such Limited Partner, of any nature whatsoever arising under this Agreement, and such Assignee shall be entitled only to allocations and distributions with respect to its Interest and shall have no right to any accounting or information concerning the affairs of the Partnership and shall not have any of the other rights of a Limited Partner under this Agreement.
(d)    Any purported Transfer by a Partner of all or any part of its interest in the Partnership in violation of this Article VIII shall be null and void and of no force or effect.
ARTICLE IX
Additional Partners
SECTION 9.1    Admission of Additional Partners.
(a)    A person may be admitted subsequent to the date hereof as an additional Partner with the consent of the General Partner and upon amendment of the Record of Limited Partners by the General Partner. Upon the admission of any additional Partner, such Partner may be allocated a Profit Sharing Percentage and a Capital Commitment as agreed to by the General Partner.
(b)    Concurrently with the admission of any substitute or additional Partner, the General Partner shall forthwith cause any necessary papers to be filed and recorded and notice to be given wherever and to the extent required showing the substitution of such transferee as a substitute Partner in place of the transferor Partner, or as an admission of an additional Partner. The admission of any person as a substitute or additional Partner shall be conditioned upon such person’s written acceptance and adoption of all the terms and provisions of this Agreement.
ARTICLE X
Miscellaneous
SECTION 10.1    Arbitration; Waiver of Partition/Action for Accounting.
Any dispute, controversy or claim arising out of or relating to this Agreement or to the Partnership’s affairs or the rights or interests of the Partners including, but not limited to, the validity, interpretation, performance, breach or termination of this Agreement, whether arising during the Partnership term or at or after its termination or during or after the liquidation of the Partnership, shall be settled exclusively by arbitration in New York City by three neutral arbitrators in accordance with the International Arbitration Rules then obtaining of the American Arbitration Association. If the parties to any such controversy are unable to agree upon such arbitrators, then the arbitrators shall be appointed in accordance with such rules. The parties consent to the exclusive jurisdiction of the courts of competent jurisdiction in the Province of Ontario in respect of any action or proceeding relating in any way to this Agreement. The parties

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shall not raise any objection to the venue of any proceedings in any such court, including the objection that the proceedings have been brought in an inconvenient forum. The General Partner irrevocably appoints the Process Agent as its agent to receive on behalf of it service of copies of the statement of claim and any other process which may be served in any such action or proceeding. Such service may be made by delivering a copy of such process to the General Partner in care of the Process Agent at the Process Agent’s most recent address in Toronto as set out herein, and the General Partner irrevocably authorizes and directs the Process Agent to accept such service on its behalf. A final judgment in any such action or proceeding may be enforced in other jurisdictions by suit on the judgment or in any other manner specified by law and shall not be re-litigated on the merits.
SECTION 10.2    Successors and Assigns.
This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns and, in particular, the estate of a deceased Partner shall remain liable for all of such Partner’s obligations hereunder to the extent that such obligations are not expressly affected by such Partner’s death under the terms hereof. Any Partner who is entitled to a post-employment Profit Sharing Percentage or Capital Commitment following termination of such Partner's employment or, in the case of an Operating Executive, consultancy of a Partner with EPI, the Investment Advisor, the Investment Manager or any of their respective Affiliates may assign, at the time of such termination of employment, his or her right to receive all or a portion of such post-employment Profit Sharing Percentage and/or Capital Commtiment to a trust, partnership or other entity for investment by or for the benefit of partners of such Partner's family or for charitable purposes; provided that no such assignment shall be permitted in the event that such assignment would, or would be reasonably expected to, result in an adverse impact on the Partnership or its Affiliates or on any other Partner of the Partnership.
SECTION 10.3    Other Covenants of the Partners.
(a)    By executing this Agreement, each Partner expressly agrees, at all times during the term of the Partnership and thereafter and whether or not at the time a Partner of the Partnership or an employee of EPI, the Investment Advisor, the Investment Manager or any of their respective Affiliates, without the consent of the General Partner, to maintain the confidentiality of, and not to disclose to any person, any material information relating to the business, financial results, clients or affairs of the Partnership that shall not be generally known to the public, except (a) to such Partner’s professional advisers who are bound by a confidentiality obligation to the same extent set forth herein, (b) as required for any arbitration proceeding pursuant to Section 10.1 or as required by law, by rule or regulation having the force of law, by any regulatory or self-regulatory organization having jurisdiction or by process of law, (c) as required by the Act or (d) as is reasonably necessary in the best interests of the business of the Partnership and the Fund. Each Partner that is an entity shall cause its owners to comply with the provisions of this Section 10.3. The provisions of this Section 10.3 shall survive the termination of the Partnership. Notwithstanding anything in this Agreement to the contrary, to comply with Treasury Regulations Section 1.6011-4(b)(3)(i), each Partner may disclose to any and all persons, without limitation of any kind, the U.S. federal income tax treatment and tax structure of the Partnership or any transactions undertaken by the Partnership.

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(b)    Each EPI Limited Partner acknowledges that a breach of his or her obligations under this Section 10.3 (for the avoidance of doubt, determined without giving effect to any modification pursuant to Section 10.12) shall constitute an event of Cause with the consequences specified pursuant to Section 4.4.
SECTION 10.4    Notices. Whenever notice is required or permitted by this Agreement to be given, such notice shall be in writing (including fax, e.mail or other electronic means) and shall be given to any Partner at its address, fax number or e.mail address shown in the Partnership’s books and records. Each such notice shall be effective (a) if given by fax, upon electronic confirmation of receipt, (b) if given by e.mail, when sent and (c) if given by any other means, when delivered to and receipted for at the address of such Partner, as the case may be, specified as aforesaid.
SECTION 10.5    Counterparts. This Agreement may be executed in any number of counterparts, all of which together shall constitute a single instrument. Any signature on the signature page of this Agreement may be an original or a fax or electronically transmitted signature.
SECTION 10.6    Entire Agreement. This Agreement, together with the separate written agreements referenced herein, embodies the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to herein. Except as expressly provided herein, this Agreement and such separate written agreements supersede all prior agreements and understandings between the parties with respect to such subject matter. This Agreement does not create any right of employment on the part of any Partner and no Partner shall have any right (implied or otherwise) to be paid any amount hereunder except as expressly provided for herein. The parties hereto acknowledge that the Partnership, without any further act or approval of any Partner, may enter into side letters or other writings with EPI Limited Partners or Special Limited Partners (including without limitation the Participation Agreement, any Terms Letter and any agreement regarding the termination of a Partner’s employment or consultancy) which have the effect of establishing rights under, or altering or supplementing, the terms of, this Agreement. The parties hereto agree that any rights established, or any terms of the Agreement altered or supplemented, in such a side letter or other writing entered into by the Partnership with a Partner shall govern with respect to such Partner notwithstanding any other provision of this Agreement.
SECTION 10.7    Amendments; Power of Attorney.
(a)    This Agreement may be amended or modified with the consent by the General Partner; provided that no such amendment shall (i) increase any Partner’s relative share of capital contributions, reduce its share of the Partnership’s distributions, income and gains, or increase its share of the Partnership’s losses without the written consent of each Partner so affected (for the avoidance of doubt, adjustments made pursuant to this Agreement, including adjustments in Profit Sharing Percentages, Capital Commitments and capital interests in the Partnership effected in accordance with the provisions of this Agreement, shall not be deemed to be amendments or modifications of this Agreement for this purpose), or (ii) amend this Section 10.7 without the consent of each Partner.

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(b)    Each Limited Partner hereby grants to each General Partner an irrevocable power of attorney to consent to any amendment or modification of this Agreement duly adopted pursuant to Section 10.7(a) and to execute any instrument, certificate or writing evidencing the taking of any action which has been approved in accordance with the provisions of this Agreement.
(c)    The General Partner may unilaterally amend this Agreement on or before the effective date of the final regulations, as determined by the General Partner in its sole discretion, to (i) authorize and direct the election of a safe harbor under Treasury Regulations Section 1.83-3(l) (or any similar provision) under which the fair market value of a partnership interest that is transferred in connection with the performance of services is treated as being equal to the liquidation value of that interest, (ii) provide for an agreement by the Partnership and each of its Partners to comply with all of the requirements set forth in such regulations and Notice 2005-43 (and any other guidance provided by the IRS with respect to such election) with respect to all partnership interests transferred in connection with the performance of services while the election remains effective, (iii) provide for the allocation of items of income, gains, deductions and losses required by the final regulations similar to Treasury Regulations Section 1.704-1(b)(4)(xii)(b) and (c), and (iv) provide for any other related amendments.
SECTION 10.8    Headings.
The table of contents and headings contained in this Agreement or in any annex are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
SECTION 10.9    Representations and Warranties.
(a)    Each Partner which is not a natural person represents, warrants and covenants to the other Partners that such Partner is duly formed and validly existing under the laws of the jurisdiction of its organization with full power and authority to perform its obligations hereunder and that the execution, delivery and performance of this Agreement has been duly authorized by such Partner.
(b)    Each Partner who is a natural person represents, warrants and covenants to the other Partners that such Partner has the legal capacity to enter into this Agreement and perform such Partner’s obligations hereunder.
(c)    Each Partner represents, warrants and covenants to the other Partners that:
(i)    this Agreement has been duly executed and delivered by such Partner and constitutes the valid and legally binding agreement of such Partner enforceable in accordance with its terms against such Partner subject to the effect of bankruptcy, insolvency, moratorium and other similar laws relating to creditors’ rights generally, by general equitable principles and by an implied covenant of good faith and fair dealing;
(ii)    the execution and delivery of this Agreement by such Partner and the performance of its duties and obligations hereunder do not result in a breach of any of the terms, conditions or provisions of, or constitute a default under, any indenture, mortgage, deed of

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trust, credit agreement, note or other evidence of indebtedness, or any lease or other agreement, or any license, permit, franchise or certificate, to which such Partner or any Affiliate is a party or by which it or any Affiliate is bound or to which its or any Affiliate’s properties are subject, or require any authorization or approval under or pursuant to any of the foregoing which has not been obtained, or violate any statute, regulation, law, order, writ, injunction, judgment or decree to which such Partner or any Affiliate is subject;
(iii)    such Partner is not in default (nor has any event occurred which with notice, lapse of time, or both, would constitute a default) in the performance of any obligation, agreement or condition contained in any indenture, mortgage, deed of trust, credit agreement, note or other evidence of indebtedness or any lease or other agreement, or any license, permit, franchise or certificate, to which it is a party or by which it is bound or to which the properties of it are subject, nor is it in violation of any statute, regulation, law, order, writ, injunction, judgment or decree to which it is subject, which default or violation would materially adversely affect such Partner’s ability to carry out its obligations under this Agreement;
(iv)    there is no litigation, investigation or other proceeding pending or, to the knowledge of such Partner, threatened against such Partner or any of its Affiliates as to which there is a reasonable possibility of an adverse determination and which, if adversely determined, would materially adversely affect such Partner’s ability to carry out its obligations under this Agreement;
(v)    no consent, approval or authorization of, or filing, registration or qualification with, any court or governmental authority on the part of such Partner is required for the execution and delivery of this Agreement by such Partner, and, except as may be required under applicable securities and commodities laws in connection with the registration of the Partnership or such Partner, the performance of its obligations and duties hereunder;
(vi)    such Partner is acquiring its interest in the Partnership for such Partner’s own account for investment purposes only and not with a view to resale or distribution;
(vii)    such Partner understands that such interests in the Partnership have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), the securities laws of any state thereof or the securities laws of any other jurisdiction, nor is such registration contemplated;
(viii)    such Partner understands and agrees further that, subject to the limited rights set forth in this Agreement, its interest in the Partnership must be held indefinitely unless such interest is subsequently registered under the Securities Act, the securities laws of any state and the securities laws of any other jurisdiction or an exemption from registration under the Securities Act and these laws covering the sale of such interests is available; that even if such an exemption is available, the assignability and transferability of its interests in the Partnership will be governed by this Agreement, which imposes substantial restrictions on transfer; that legends stating that its interests in the Partnership have not been registered under the Securities Act and these laws and setting out or referring to the restrictions on the transferability and resale of the Interests will be placed on all documents evidencing such Interests, if any;

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(ix)    such Partner has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in interests in the Partnership, is able to bear the risk of loss of an investment in such interests and understands the risks of, and other considerations relating to, a purchase of interests in the Partnership;
(x)    such Partner’s overall commitment to the Partnership and other investments which are not readily marketable is not disproportionate to such Partner’s net worth and such Partner has no need for immediate liquidity in such Partner’s investment in its interests in the Partnership; and
(xi)    such Partner has carefully read this Agreement and, to the full satisfaction of such Partner, such Partner has been furnished any materials such Partner has requested relating to the Partnership and the Fund and the offering of interests in the Partnership, has consulted to the extent deemed appropriate by such Partner with such Partner’s own advisors as to the financial, tax, legal and related matters concerning an investment in the Partnership and such Partner has been afforded the opportunity to ask questions of representatives of the Partnership concerning the terms and conditions of the offering and to obtain any additional information necessary to verify the accuracy of any representations or information provided to such Partner and to make an informed investment decision with respect to an investment in the Partnership.
(d)    All of the representations, warranties and covenants made under this Section 10.9 shall be deemed to be made on a continuing basis during the term of the Partnership and shall survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby. Each Partner agrees to notify the Investment Committee promptly upon becoming aware of a breach in any of his or her representations, warranties and covenants hereunder.
SECTION 10.10    Division of Property.
In the event of a property settlement or separation agreement between a Partner and his or her spouse, such Partner agrees that he or she shall use his or her reasonable efforts to retain all of his or her Interest in the Partnership and shall reimburse his or her spouse for any Interest he or she may have in the Partnership out of funds, assets or proceeds separate and distinct from his or her interest in the Partnership. To the extent that such Partner is unable, despite his or her exercise of reasonable efforts, to retain all of his or her Interest in the Partnership, such Partner shall use reasonable efforts to assign to his or her spouse only the right to share in profits and losses, to receive distribution or distributions, and to receive allocation of income, gain, loss, deduction or credit or similar item to which the assigning Partner was entitled, to the extent assigned, with the assigning Partner remaining entitled to exercise all rights and powers of a Partner hereunder. Notwithstanding the foregoing, if a spouse or former spouse of a Partner acquires an Interest in the Partnership as a Partner as a result of any such proposed settlement or separation agreement, such spouse or former spouse shall be entitled only to allocation and distributions with respect to his or her Interest and shall have no right to information concerning the affairs of the Partnership and shall not have any other rights of a Partner under this Agreement.

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SECTION 10.11    Other Covenants of the Partners.
(a)    In consideration for being admitted as a Partner hereunder, each EPI Limited Partner hereby acknowledges that (i) he or she is bound by the provisions set forth in such Partner’s agreements with EPI, the Investment Advisor, the Investment Manager or any of their Affiliates regarding post-employment covenants and (ii) a breach of his or her obligations thereunder or under this Section 10.11 shall constitute an event of Cause.
(b)    In the event that any EPI Limited Partner’s employment or, in the case of an Operating Executive, consultancy with EPI, the Investment Advisor, the Investment Manager or any of their Affiliates is terminated for any reason, except as required by law or legal process, the Partnership and such Partner agree to refrain from making any comments or statements in the media or to the press or to any individual or entity with whom EPI, the Investment Advisor, the Investment Manager or any of their respective Affiliates has a business relationship or others, which could be likely to adversely affect (i) such Partner’s future employment or such Partner’s personal or professional reputation, in the case of comments or statements by the Partnership, or (ii) the conduct of the business of the Partnership or any of its Affiliates, or any of their plans or prospects, or the business reputation of the Partnership or any of its Affiliates, or any of their respective employees, in the case of comments or statements by such Partner. For purposes of this Section 10.11(b), no comment or statement shall be deemed to be a comment or statement of the Partnership unless it is an official comment or statement of the Partnership or a comment or statement by any then EPI Limited Partner. The General Partner shall use its reasonable best efforts to cause all personnel of the Partnership and its Affiliates to comply with the provisions of this Section 10.11(b).
(c)    Each EPI Limited Partner acknowledges that a breach of his or her obligations under this Section 10.11 (for the avoidance of doubt, determined without giving effect to any modification pursuant to Section 10.12) shall constitute an event of Cause with the consequences specified pursuant to Section 4.4.
SECTION 10.12    Severability.
In the event that any provision of this Agreement, including the post-employment covenants set forth in Sections 10.3 and 10.11 hereof and in each of the Partner’s respective Terms Letters, shall be held or deemed to be invalid, illegal or unenforceable in any jurisdiction, for any reason, the invalidity of that provision shall not have the effect of rendering the provision in question unenforceable in any other jurisdiction or in any other case or of rendering any other provisions herein unenforceable. Instead, in such an event, the remainder of this Agreement shall be construed as if not containing the particular invalid or unenforceable provision or provisions, and the rights and obligations of the parties shall be enforced accordingly; and the invalid provision shall be substituted with a valid provision which most closely approximates the intent and the economic effect of the invalid provision and which would be enforceable to the maximum extent permitted in such jurisdiction or in such case.
SECTION 10.13    Irreparable Harm.

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Each of the Partners hereby agrees that a failure to comply with the provisions of Section 10.11 of this Agreement would cause irreparable harm to the Partnership, and, therefore, the Partnership shall be entitled to an injunction and other equitable relief in the event of any such failure to comply with the provisions of Section 10.11.
SECTION 10.14    Partnership Tax Treatment.
The Partners intend for the Partnership to be treated as a partnership for U.S. federal income tax purposes and no election to the contrary shall be made.
SECTION 10.15    Joint and Several Liability of EPI Limited Partners and Family.
Each EPI Limited Partner and his or her respective Family Related Limited Partners hereby agree to be jointly and severally liable for any obligations of such EPI Limited Partner and his or her respective Family Related Limited Partners hereunder.
SECTION 10.16    Consistent Treatment for Family Related Limited Partners.
For purposes of this Agreement, in the case of any Family Related Limited Partner, (i) the termination of the employment or, in the case of an Operating Executive, consultancy with EPI, the Investment Advisor, the Investment Manager or any of their respective Affiliates of the EPI Limited Partner with which such Family Related Limited Partner is associated may, in the sole discretion of the General Partner, be deemed a termination of employment of such Family Related Limited Partner, with the same character as the character of such EPI Limited Partner’s termination (e.g., with or without Cause, etc.), and (ii) the rights of the Partnership to reduce a Family Related Limited Partner’s Profit Sharing Percentage or Unpaid Capital Commitment or repurchase a Family Related Limited Partner’s Interest represented by its Capital Contributions pursuant to Section 4.4 shall be the same as the rights of the Partnership with respect to its associated EPI Limited Partner.
SECTION 10.17     No Third-Party Beneficiaries.
The provisions of this Agreement are intended solely to benefit the Partnership and the Partners (and their Affiliates and Covered Persons) and, except as otherwise specifically agreed with any third party, to the fullest extent permitted by applicable law, shall not be construed as conferring any benefit upon any creditor of the Partnership (and no such creditor shall be a third-party beneficiary of this Agreement), and no Partner shall have any duty or obligation to any creditor of the Partnership to make any contributions to the Partnership pursuant to Article V.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.
General Partner:
Evercore Mexico GP Holdings LLC

By:    /s/ Robert B. Walsh
    Name: Robert B. Walsh
    Title: CFO

Investment Manager:

Solely with respect to Section 3.1(c)
Evercore Mexico Management Limited
by its company secretary, Maples Secretaries (Cayman) Limited
By:    /s/ Peter Huber    Name: Peter Huber
    Title: Authorized Signatory

Limited Partners:

Evercore GP Holdings LLC

By:	/s/ Robert B. Walsh Name: Robert B. Walsh
Title: CFO

EPI Limited Partners:

By:	/s/ Pedro Aspe Name: Pedro Aspe

By:	/s/ Adam Frankel Name: Adam Frankel

By:	/s/ Robert B. Walsh Name: Robert B. Walsh

By:	/s/ Ralph Schlosstein Name: Ralph Schlosstein